As filed with the Securities and Exchange Commission on December 3, 1997
                                                      Registration No. 333-36873


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       GAY ENTERTAINMENT TELEVISION, INC.
                 (Name of Small Business Issuer in its Charter)


        NEW YORK                               7812                       13-3693919
 (State or jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)      Classification Code Number       Identification No.)

           7 EAST 17TH STREET, NEW YORK, NEW YORK 10003 (212) 255-8824
(Address and telephone number of principal executive offices and principal place of business)


                    MARVIN A. SCHWAM, CHIEF EXECUTIVE OFFICER
                       GAY ENTERTAINMENT TELEVISION, INC.
                               7 EAST 17TH STREET
                            NEW YORK, NEW YORK 10003
                                 (212) 255-8824
            (Name, address and telephone number of agent for service)


                                   Copies to:

CHARLES B. PEARLMAN, ESQ.                     NEIL BARITZ, ESQ.
GAYLE COLEMAN, ESQ.                           DREIER & BARITZ, LLP
ATLAS, PEARLMAN, TROP & BORKSON, P.A.         1515 N. FEDERAL HIGHWAY, SUITE 300
200 EAST LAS OLAS BOULEVARD, SUITE 1900       BOCA RATON, FLORIDA 33431
FORT LAUDERDALE, FLORIDA 33301                (561) 750-0910
(954) 763-1200


Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                                          CALCULATION OF REGISTRATION FEE


   TITLE OF EACH                                 PROPOSED MAXIMUM          PROPOSED MAXIMUM
CLASS OF SECURITIES             AMOUNT TO       OFFERING PRICE PER        AGGREGATE OFFERING          AMOUNT OF
 TO BE REGISTERED             BE REGISTERED          SECURITY                  PRICE(1)           REGISTRATION FEE
 ----------------             -------------     ------------------        ------------------      ----------------
Units (consisting of one        2,350,000                $4.25                $9,987,500            $3,026.52
 share of Common Stock and
 one Redeemable Warrant)

Common Stock                    2,350,000                 ____                      ____                  ___
 (par value  $.0001 per  share)

Redeemable Warrants             2,350,000                 ____                      ____                  ___

Common Stock                    1,175,000                $5.25                $6,168,750            $1,869.32
 underlying Warrants(2)(3)

Underwriters' Warrants(4)(5)      235,000                 ____                      ____                 ____

Units Underlying
 Underwriter's Warrants           235,000               $6.375                $1,498,125              $453.98

Common Stock                      235,000                  ___                       ___                  ___
 included in Underwriters'
 Warrants

Warrants included in the          235,000                  ___                       ___                  ___
 Underwriters' Warrants

Common Stock                      117,500               $7.875                  $925,313              $280.40
 underlying warrants included
 in Underwriters' Warrants(2)(3)

TOTAL........................................................................................       $5,630.22
                                                                                                    =========
=============================================================================================================


1. Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

2. Represents shares of Common Stock issuable upon the exercise of the Warrants.

3. Pursuant to Rule 416, there is also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants and/or the Underwriters' Warrants.

4.       No fee required pursuant to Section 457(g) of the Securities Act.

5. Includes up to 235,000 shares of Common Stock, 235,000 Warrants to purchase up to 117,500 shares of Common Stock. See "Underwriting."

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       GAY ENTERTAINMENT TELEVISION, INC.

                                -----------------

              Cross Reference Sheet for Prospectus Under Form SB-2

         Form SB-2 Item No. and Caption                       Caption or Location in Prospectus

 1.   Front of Registration Statement                   Outside Front Cover Page; Cross Reference
      and Outside Front Cover of Prospectus             Sheet; Outside Front Cover Page of Prospectus

 2.   Inside Front and Outside Back Cover               Inside Front and Outside Back
      Pages of Prospectus                               Cover Pages

 3.   Summary Information and                           Prospectus Summary; Risk Factors
      Risk Factors

 4.   Use of Proceeds                                   Use of Proceeds

 5.   Determination of Offering Price                   Cover Page; Risk Factors; Underwriting

 6.   Dilution                                          Dilution

 7.   Selling Security Holders                          Not Applicable.

 8.   Plan of Distribution                              Inside Front Cover Page; Underwriting

 9.   Legal Proceedings                                 Business - Legal Proceedings

10.   Directors, Executive Officers                     Management
      Promoters and Control Persons

11.   Security Ownership of Certain                     Principal Shareholders;  Management
      Beneficial Owners and Management

12.   Description of Securities                         Description of Securities

13.   Interest of Named Experts and Counsel             Legal Matters; Experts

14.   Disclosure of Commission                          Management - Limitation of Liability;
      Position on Indemnification for                   Underwriting; Management - Indemnification of
      for Securities Act Liabilities                    Officers and Directors

15.   Organization within Last Five Years               Business

16.   Description of Business                           Business



      Form SB-2 Item No. and Caption                 Caption or Location in Prospectus

15.   Management's Discussion                        Management's Discussion and Analysis of
      and Analysis or Plan of                        Financial Condition and Results of Operations;
      Operation                                      Business

16.   Description of Property                        Business

17.   Certain Relationships and                      Certain Relationships and Related
      Related Transactions                           Transactions

18.   Market for Common Equity and                   Risk Factors; Dividend Policy; Description of
      Related Shareholder Matters                    Securities; Shares Eligible for Future Sale

19.   Executive Compensation                         Management - Executive Compensation

20.   Financial Statements                           Financial Statements

21.   Changes in and Disagreements with              Not Applicable
      Accountants on Accounting and
      Financial Disclosure


      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 3, 1997
                       GAY ENTERTAINMENT TELEVISION, INC.
                                 2,350,000 UNITS
               Each Unit Consists of One Share of Common Stock and
        One Redeemable Warrant To Purchase One-Half Share of Common Stock

Gay Entertainment Television, Inc. ("GET" or "Company") is offering ("Offering") a minimum of 1,882,350 "Units", on a "best efforts, all or none" basis ("Minimum Offering"), and an additional 467,650 Units on a "best efforts" basis, for a maximum of 2,350,000 Units ("Maximum Offering"), at $4.25 per Unit (for an aggregate of $7,999,987.50 and $9,987,500, respectively). Each Unit consists of one (1) share ("Share") of Common Stock, par value $.0001 per share ("Common Stock"), and one (1) Redeemable Common Stock Purchase Warrant ("Warrant"). The Warrants are not immediately separable from the Units, but will become separable on or before six months from the closing of the Minimum Offering (the "Initial Closing"), subject to the earlier separability in the sole discretion of The Agean Group, Inc. (the "Representative"), the representative of the several underwriters ("Underwriters").

The exercise of two Warrants entitles the holder to purchase one Share at $5.25 per share commencing upon the trading of the Company's securities, and continuing for a period of three years from the date thereof. No fractional Shares shall be issued. The Warrants are redeemable by the Company at $.05 per Warrant, commencing one year from the Initial Closing, upon 30 days' prior written notice, if the average closing bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded, equals or exceeds $6.50 per Share for 20 consecutive trading days and ending within 30 days prior to the date the notice is given.


Prior to this Offering, there has been no public market for the Units, the Common Stock, the Warrants, or the Common Stock underlying the Warrants (collectively the "Securities") and there can be no assurances that any such markets will develop or, if developed, that it will be sustained. The Company has applied for quotation of the Units, the Common Stock and Warrants on The Nasdaq SmallCap Market ("Nasdaq") under the symbols "GETU", "GETC" and "GETW" respectively. There can be no assurance that such securities will be accepted for quotation or, if accepted, that an active trading market will develop.

THESE ARE SPECULATIVE SECURITIES. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. INVESTMENT IN THE SECURITIES SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 5 AND DILUTION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                       PRICE TO          UNDERWRITING            PROCEEDS TO
                        PUBLIC           DISCOUNTS(1)            COMPANY(2)
-------------------------------------------------------------------------------
Per Unit               $4.25               $.425                 $3.825
-------------------------------------------------------------------------------
Total Minimum(2)       $7,999,987.50       $799,987.75           $7,199,999.75
-------------------------------------------------------------------------------
Total Maximum(3)       $9,987,500.00       $998,750.00           $8,988,750.00
===============================================================================
(See next page for footnotes)

The Securities are offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares of Common Stock and Warrants will be made against payment therefor at the office of The Agean Group, Inc., One South Ocean Boulevard, Suite 300, Boca Raton, Florida 33432, on or about _____________, 199_.


                              THE AGEAN GROUP, INC.
                 The date of this Prospectus is December 3, 1997

(1) Does not include additional compensation payable to the Representative in the form of (1) a non-accountable expense allowance of 3% of the total Offering price of Units sold in this Offering (of which $20,000 has been advanced), and (2) warrants (the "Underwriters' Warrants") entitling the Underwriter to purchase up to an aggregate of 10% of the number of Units sold in this Offering at nominal consideration, the exercise price of such Underwriters' Warrants being 150% of the Offering price of each Unit to the public. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting expenses of the Offering payable by the Company estimated at $280,000 which excludes the non-accountable expense allowance, commissions and discounts.


(3) The Units are being offered on a "best efforts, minimum-maximum" basis through the Representative. There is no minimum investment requirement. All proceeds of this Offering will be deposited in an escrow account with all checks ^made payable to UNITED NATIONAL BANK, A COMMERCIAL BANK, whose address is 5901 Miami Lakes Drive, Miami Lakes, FL 33014 ("Escrow Agent") pending the sale of a minimum of 1,882,350 Units on or before ____, 199__, 90 days from the date of this Prospectus and which period may be extended for an additional 90 days, until ____, 199__, upon mutual consent of the Company and the Underwriter), and if not sold within such period, will be returned promptly to investors without interest or deduction. The Initial Closing of the Offering shall occur the earlier of (a) 90 days from the date of the Prospectus, unless extended for an additional 90 days upon the mutual consent of the Representative and the Company, (b) the sale of 1,882,350 Units. The Final Offering (the "Final Closing") shall occur the earlier of (a) 90 days from the date of the Prospectus, unless extended for an additional 90 days upon the mutual consent of the Representative and the Underwriters, or (b) the sale of an aggregate of 2,350,000 Units. Subscribers have no right to demand return of their subscription payments during the escrow period.


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMPANY'S COMMON STOCK AND WARRANTS, INCLUDING STABILIZING TRANSACTIONS EFFECTED IN ACCORDANCE WITH RULE 104 OF REGULATION M PURSUANT TO WHICH PERSONS MAY BID FOR OR PURCHASE SECURITIES FOR THE PURPOSE OF STABILIZING ITS MARKET PRICE. SEE "UNDERWRITING."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               PROSPECTUS SUMMARY


THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND MUST BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE NUMBERS AND AMOUNTS DESCRIBED BELOW GIVE EFFECT TO A 13,875:1 FORWARD STOCK SPLIT EFFECTIVE IN SEPTEMBER 1997. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' WARRANTS, (II) ASSUMES NO EXERCISE OF OPTIONS TO PURCHASE UP TO (A) 475,000 SHARES OF COMMON STOCK PURSUANT TO THE COMPANY'S STOCK OPTION PLAN AND DIRECTORS PLAN OR (B) 12,500 SHARES OF COMMON STOCK ISSUED TO THE COMPANY'S ADVISORY BOARD, AND (III) DOES NOT GIVE EFFECT TO THE EXERCISE OF A MINIMUM OF 1,882,350 AND A MAXIMUM OF 2,350,000 WARRANTS INTO APPROXIMATELY 941,175 AND 1,175,000 SHARES, RESPECTIVELY, UPON THE EXERCISE OF THE WARRANTS ISSUED IN CONNECTION WITH THIS OFFERING. SEE "MANAGEMENT" AND "UNDERWRITING."


                                   THE COMPANY

         Gay Entertainment Television, Inc. (the "Company" or "GET") was organized to create and develop a cable television network (the "Network") and television channel (the "Channel") devoted to informing, educating, and entertaining the public concerning the gay and lesbian lifestyle. While the Company expects that much of its viewership will be comprised of members of the gay and lesbian population, management also believes that quality programming about the gay and lesbian lifestyle will be attractive to many other segments of the television audience.


         The Company's strategy is (1) to initially commence broadcasting six hours of programming per week (four hours of which will be original programming and two hours will be acquired programming) focusing on issues relating to the gay and lesbian lifestyles on cable television in targeted markets within six months of the Final Closing of this Offering, (2) to eventually provide twenty-four hour programming on a dedicated channel, and (3) to establish a website to complement its programming.


         In order to attain these goals, the Company will initially lease access from cable systems in targeted markets, which markets include the metropolitan New York area, South Florida, Chicago, San Francisco, Seattle, and Boston. See "Business - Distribution." Additionally, the Company intends to enter into strategic partnerships with television affiliates and advertisers in order to provide quality programming that is profitable for the Company as well as its advertisers, however, there are no assurances that the Company will be able to attain these goals.


         GET, a development stage company, had limited operations since its inception in November 1992 as a New York corporation and continuing through December 1996. The Company ceased its activities in December 1996 and since then, while not generating any revenues, has sought to develop and enhance its original programming concept. See "Risk Factors - Limited Operating History, History of Losses and Accumulated Deficit, Continuation as an On-Going Concern" and "Business -Background." The address of the Company's principal executive and administrative office is 7 East 17th Street, New York, New York 10003 and its telephone number is (212) 255-8824. Its fiscal year end is September 30.


                                  THE OFFERING


Common Stock Outstanding
   Prior to Offering.............................................         2,775,000
Securities Offered by the Company(1)
   Units
        Minimum..................................................         1,882,350
        Maximum..................................................         2,350,000
   Common Stock
        Minimum..................................................         1,882,350
        Maximum..................................................         2,350,000
   Warrants
        Minimum..................................................         1,882,350
        Maximum..................................................         2,350,000
   Common Stock Underlying Warrants
        Minimum..................................................          941,175
        Maximum..................................................         1,117,500
Common Stock Outstanding After the Offering(2)
        Minimum .................................................         4,657,350
        Maximum..................................................         5,125,000
Use of Proceeds .................................................         The net proceeds of this Offering will be
                                                                          used for (1) production costs, (2) leased
                                                                          access, (3) salaries, (4) acquired
                                                                          programming, (5) repayment of loans, (6)
                                                                          website development, (7) facilities, and (8)
                                                                          working capital.
Proposed Nasdaq SmallCap Market Symbols(3)
   Units.........................................................       GETU
   Common Stock..................................................       GETC
   Warrants......................................................       GETW

-----------


(1) No current or prospective officer, director or affiliate of the Company has indicated that he or she intends to purchase any of the Units offered hereby, but any of them may do so in order to attain completion of the Minimum Offering. See "Risk Factors - No Firm Commitment to Purchase Units" and "Underwriting."

(2) This amount assumes no exercise of (i) the Underwriters' Warrants, (ii) options to purchase up to (A) 475,000 shares of Common Stock pursuant to the Company's Stock Option Plan and Directors Plan or (B) 12,500 shares of Common Stock issued to the Company's Advisory Board, and
         (iii) a minimum of 1,882,350 and a maximum of 2,350,000 Warrants into approximately 941,175 and 1,175,000 Shares, respectively, upon the exercise of the Warrants issued in connection with this Offering.

(3) Nasdaq symbols do not imply that an established public trading market will develop for any of these securities, or if developed, that any such market will be sustained.



                                  RISK FACTORS

         Investment in the Securities offered hereby involves a high degree of risk and immediate and substantial dilution from the price to the public. See "Risk Factors" and "Dilution."

                                  RISK FACTORS

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IS HIGHLY SPECULATIVE IN NATURE. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHERS DESCRIBED ELSEWHERE IN THE PROSPECTUS, RELATING TO THE BUSINESS OF THE COMPANY AND THIS OFFERING. THE DISCUSSION BELOW HIGHLIGHTS SOME OF THE MORE IMPORTANT RISKS REGARDING THE COMPANY. THE RISKS HIGHLIGHTED BELOW SHOULD NOT BE ASSUMED TO BE THE ONLY THINGS THAT COULD AFFECT FUTURE PERFORMANCE.


LIMITED OPERATING HISTORY, HISTORY OF LOSSES AND ACCUMULATED DEFICIT. GET, a development stage company, had limited operations from its inception in November 1992 through December 1996, during which time the Company produced and/or aired 3 television shows ("Party Talk," a cultural variety show, "Inside/Out," a topical talk show, and "Makostyle," a contemporary fashion and style show) in approximately 6 markets including New York, San Francisco, Los Angeles, Southern California, Chicago and Miami. The Company ceased such activities in December 1996, and since then has sought to develop and enhance its original programming concept, without generating revenues. Potential investors, therefore, have limited historical financial information upon which to base an evaluation of the Company's performance and an investment in the securities offered hereby. The likelihood of success of the Company must be considered in light of the problems, expenses, complications, and delays frequently encountered in connection with the development of new businesses. The Company reported net losses of $128,420 and $33,299, and $39,793 and $37,923 for the eleven months ended September 30, 1997 and 1996 and for the years ended October 31, 1996 and 1995, respectively. Additionally, the Company has an accumulated deficit at September 30, 1997 of $276,156. There can be no assurance that the Company will be profitable in future periods. If the Company is unable to attain profitability or positive cash flow from operating activities, it may be unable to meet its working capital requirements which would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, while the Company's net operating losses could be used to reduce future taxable income, the ability to use the net losses may be limited as a result of receiving proceeds from this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

Continuation as an On-Going Concern. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements stating that the Company has sustained substantial operating losses. The explanatory paragraph also states that, the Company has used substantial amounts of working capital in its operations, has failed to generate sufficient net cash flow from operations and the continuing need for additional financing raises substantial doubt about its ability to continue as a going concern. See "Note 2 to Notes to Financial Statements."


NO FIRM COMMITMENT TO PURCHASE UNITS; "Best Efforts", Minimum/Maximum Offering. There is no commitment to purchase all or any part of the Units being offered hereby. The Representative, as Agent will offer on a "best efforts, all or none" basis a Minimum Offering of

1,882,350 Units and an additional 467,650 Units on a "best efforts" basis for an aggregate of 2,350,000 Units representing the Maximum Offering. If 1,882,350 Units are not sold prior to ________, 1998, which is 90 days from date of this Prospectus, or thereafter on ________, 199__, which is 180 days from the date of this Offering upon mutual consent of the Representative and the Company, all funds received from subscriptions will be promptly returned in full, without interest thereon or deducted therefrom, to the subscribers and no Units will be sold. During the stated Offering period, subscriptions are irrevocable and subscribers will not have the opportunity to have their funds returned. It is possible that subscribers will not have the use of, or earn interest on, their funds for up to six months. If no material developments occur, such subscribers will receive no further written information about the Company or the status of the Offering during that period. Additionally, there can be no assurances that even if the Minimum Offering is attained, that any of the additional 467,650 Units offered will be sold, which could impact on the Company's operation and use of proceeds. See "Use of Proceeds."


RISKS ASSOCIATED WITH THE DEVELOPMENT OF NEW BUSINESS. The Company has had limited operations and has not received any revenues from its proposed business activities. The Company will face all the problems encountered in the development of a new business attempting to market an innovative television network with specialized programming targeted to a distinct market, which include (i) intense future competition including many of the largest media operations in the industry; (ii) problems associated with recruitment of highly skilled employees and integration of such persons into a cohesive organization; and (iii) absence of sufficient capital. Accordingly, there can be no assurance that the Company will be able to market its Network and programming successfully or that the Company will be able to operate profitably.

UNCERTAINTY OF LEASED ACCESS AVAILABILITY. The Company's success will initially be subject to its obtaining prime leased access time on cable systems in the Company's targeted market areas. These market areas will include, among others, metropolitan New York, South Florida, San Francisco, Southern California, Seattle and Chicago. See "Business - Program Distribution." To the extent that the Company is unable to lease access time in time slots that would reach the greatest number of its targeted market, or that the Company is unable to negotiate the cost of leased access time on terms and conditions favorable to the Company, such could have an adverse impact on the Company and its operations.


RISKS ASSOCIATED WITH DISTRIBUTION OF TELEVISION PROGRAMMING. The Company's business is dependent upon the distribution of its programming through cable television systems and in particular, those controlled by Multiple System Operators ("MSOs") (which control a number of individual cable systems in different locations, which MSOs include companies such as Time Warner, Continental Cable and Century Communications) and, as such, the Network competes for a limited number of spaces with a larger number of well-established programmers supplying a variety of alternative programming. Because advertising revenue generated by the Network is a function of distribution, the Company's success in the distribution of its television programming will directly affect the amount of advertising revenue generated by the Network. If the Company is unable to obtain and maintain its distribution of the Network and its programming, it could have a material adverse impact on the Company and its operations. See "Business Revenues."

DEPENDENCE ON RELATIONSHIP WITH WESTERN INTERNATIONAL MEDIA (WIM). The Company is highly dependent on the efforts of Western International Media (WIM), the largest independent media management firm and buyer of spot television, radio, outdoor (billboard), newspapers, Hispanic broadcast, and Asia media in the United States and a subsidiary of The Interpublic Group of Companies (NYSE:IPG) with whom the Company has established an alliance. See "Business - Strategy." WIM contracts for the purchase of leased access time, as well as for the sale of advertising for its programming. See "Business - Distribution." There can be no assurance that WIM will be successful in obtaining time slots or purchase advertising on behalf of the Company, that the Company's relationship with WIM will continue, maintain or increase the amount of air time purchased nor can there be any assurance that the Company will be able to continue its relationship with WIM or obtain suitable replacements on acceptable terms.

DEPENDENCE ON ADVERTISING REVENUE AND SPONSORSHIP REVENUE. The Company will be relying heavily upon advertising revenue and sponsorship revenues, and attracting advertisers and sponsors, the success of which is dependent upon the Company's ability to demonstrate that its programming is able to reach the demographics that such advertisers and sponsors seek to target with their advertising dollars. The Company's success will be affected by a number of factors including, among others, the Company's ability to deliver high quality, entertaining programming that is appealing to its targeted viewers. There can be no assurances, however, that the Company will be successful in its endeavors or that it will receive sufficient advertising revenue to make the Company profitable. See "Business- Revenues."


         The Company's advertising and sponsorship revenue and operating results also may be adversely affected by economic downturns which, if prolonged, might have an adverse impact on television advertising, in general, and on the Company's financial condition and results of operations. Additionally, advertising and sponsorship revenue may be impacted by many other factors beyond the Company's control including, among other things: (i) the amount of funds that advertisers and sponsors dedicate to television advertising and sponsorship in general and to the Company's programming in particular, (ii) the number of advertisers and sponsors who seek audiences within the demographic groups to which the Company's programming is targeted, (iii) competition within national and regional markets from other media, and (iv) regulatory restrictions on advertising and sponsorships (such as liquor or cigarette advertising). There can be no assurance that the Company will be able to attract advertisers and sponsors. The inability to attain advertisers and sponsors or once attained, maintain these relationships, could have an adverse affect on the Company.

ACCEPTANCE OF PROGRAMMING. The Company's business plan is predicated on active and loyal support from the gay and lesbian community. While the Company has conducted various informal surveys and has undertaken extensive discussions with various groups disseminating information to the gay and lesbian community, there can be no assurance that there will be significant support from the Company's anticipated viewership segment or that sufficient public acceptance of the Company's programming will enable GET to operate profitably. More over, there can be no assurance that a sufficient number of advertisers will support the Company's programming because it may be considered too much outside mainstream programming. See "Business - Programming."

Management Discretion as to Use of Proceeds. The Company reserves the right to use the funds obtained from this Offering for other purposes not presently contemplated which it deems to be in the best interests of the Company and its shareholders in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of management with respect to the application and allocation of the net proceeds of the Offering. Investors for the securities offered hereby will be entrusting their funds to the Company's management, upon whose judgment and discretion the investors must depend, with only limited information concerning management's specific intentions. See "Use of Proceeds."

Control of the Company by Management. Immediately following the Final Closing of the Offering, assuming the sale of the Maximum Offering, members of management will own and control the vote of 52.4%, assuming the Maximum Offering is sold (and 57.7%, assuming the Minimum Offering is sold) of the outstanding shares of Common Stock (without giving effect to the exercise of any outstanding options), which, among other things, will enable them to elect the Company's entire Board of Directors and generally control the operations of the Company. Additionally, while no current or prospective officer, director or affiliate of the Company has indicated that he or she intends to purchase any of the Units offered hereby in order to attain completion of the Minimum Offering, certain of these individuals may do so. The purchase of a significant number of Units by any of these persons could restrict the breadth and scope of the market for the Company's securities by limiting the distribution of the Company's securities. See "Underwriting." Additionally, any such purchases would also increase the control of the Company by Management. See "Management" and "Principal Shareholders."

Limited Experience of Representative. The Representative was organized in 1992 and commenced business in Florida as a broker-dealer in 1993. This is its first public offering as managing underwriter and Representative, however, the Representative has participated in the selling group in thirty four (34) public offerings and five (5) private placements since April 1, 1995. Additionally, although the Representative believes it has exercised care in establishing the Offering price of the Units, because the Representative is a relatively small firm, there can be no assurance that the Representative will be able to continue to make a market in the Units, the Common Stock and Warrants, or that if it does develop, it will be able to adequately support trading of the Units, the Common Stock and Warrants in the aftermarket. See "Underwriting."

Fluctuations in Television Network Revenues. Advertising revenue in the television industry fluctuates due to seasonality. Television network revenues are typically lower in the third quarter due to the number of reruns broadcast during the summer months. In the future, the Company's results of operations may fluctuate from quarter to quarter, which could have a material adverse effect on the Company's cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

AVAILABILITY OF CHANNELS. Because WIM, on behalf of the Company, has not conducted a formal market study, GET does not know how many cable televisions systems have channels available for, or any interest in, programming featuring gay and lesbian interests or whether it can secure available channels on a profitable basis. There can be no assurance that GET will be able to secure channel space or be able to expand its operations as planned. See "Business - Strategy."


GOVERNMENT REGULATION; ADVERSE IMPACT OF POSSIBLE REGULATION OF CABLE TELEVISION AND SATELLITE SYSTEMS. Although the vast majority of the planned Company's operations are not subject to regulation, the operations of cable television systems, satellite distribution systems and television broadcasters are regulated. From time to time there are pending before Congress various proposals which provide, among other things, for increased rate regulation of cable systems, some form of "must carry" regime for local broadcast stations, limits on the size of multiple system operators and limits on carriage of affiliated program services. In addition, legislation is periodically before Congress which would restore local authority to set cable rates, to require the Federal Communications Commission to determine whether and/or how to limit cable system ownership, and to require cable programmers to sell their product to non-cable distributors under certain circumstances. It is impossible to predict with accuracy whether any of these legislative proposals will be enacted, or, if enacted, the form they will take; however, any legislation which increases rate regulation or effects structural changes in the cable industry could have a material adverse effect on the Company's business. See "Business - Government Regulations."

RISK ASSOCIATED WITH THE ENTERTAINMENT INDUSTRY. The Company's activities will be subject to all of the risks generally associated with the entertainment industry. Program acquisition costs, as well as promotion and marketing expenses and third-party participation payable to producers and others, which reduce potential revenues derived from programming events, have increased significantly in recent years. The Company's future operating results will depend upon numerous factors beyond its control, including the popularity, price and timing of programming and special events being released and distributed, national, regional, and local economic conditions (particularly adverse conditions affecting consumer spending), changes in demographics, the availability of alternative forms of entertainment, critical reviews and public tastes and preferences, which change rapidly and cannot be predicted. The Company's ability to plan for program development and promotional activities will be significantly affected by the Company's ability to anticipate and respond to relatively rapid changes in taste and preferences of its viewership. There can be no assurances, however, that the Company's operations will be profitable.


COMPETITION. The Company will face intense competition for "viewership discretionary spending" from numerous other businesses in the entertainment industry. The Company will compete with various forms of entertainment which provide similar value, including movies, video and audio cassettes, broadcast television, cable programming, special pay-per-view events, sporting events and other forms of entertainment which may be less expensive or provide other advantages to the Company's viewers. The Company will also compete for advertising dollars with traditional media. While the Company believes that GET will be the only network of its kind, there can be no assurances that other companies are not developing or will not seek to develop similar networks. If GET is successful, it is possible that other companies may seek to enter or capitalize on such market and compete directly with the Company. Many of these companies have substantially greater financing, personnel, technical and other resources than the Company and have well-established reputations for success in the development, promotion and marketing of entertainment events. There can be no assurance that the Company will be able to compete successfully. See "Business - Competition."


PROPRIETARY PROTECTION AND INFRINGEMENT. The Company's success will dependent, in part, upon its proprietary concepts, methodology and technology. The Company will rely on a combination of contractual rights, copyrights, patents, trade secrets, know-how, trademarks, non-disclosure agreements and technical measures to establish and protect its proprietary rights. There can be no assurance that the measures taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation or independent development by others of programming and media concepts based upon, or otherwise similar to, those of the Company. In addition, although the Company believes that its programming and concepts have been independently developed and does not infringe on the proprietary rights or trade secrets of others, there can be no assurance that the Company's methods and concepts do not and will not so infringe or that third parties will not assert infringement claims, trade secret violations, competitive torts or other proprietary rights violations against the Company in the future. In the case of infringement, the Company could, under certain circumstances, be required to modify its programming or obtain a license. There can be no assurance that the Company would be able to do either in a timely manner or upon acceptable terms and conditions, and such failure could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the resources to defend or prosecute proprietary rights infringement action. See "Business - Intellectual Property."

NO DIVIDENDS ANTICIPATED TO BE PAID. The Company does not anticipate paying dividends in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company and that dividends will not be paid to shareholders.


MATERIAL DEPENDENCE ON EXECUTIVE OFFICERS. The Company is materially dependent on the efforts and abilities of Marvin A. Schwam, its founder, Chief Executive Officer, and Chairman. Mr. Schwam is a party to a three-year employment agreement with the Company. In addition, the Company will attempt to obtain key-man insurance coverage on Mr. Schwam upon the Final Closing of this Offering. The loss of the services of Mr. Schwam could have a material adverse effect upon the Company's business and future prospects. See "Management".


IMMEDIATE AND SUBSTANTIAL DILUTION. Investors purchasing shares of Common Stock in this Offering will incur immediate and substantial dilution of approximately $2.85 per share (assuming the Minimum Offering) and $2.64 per share (assuming the Maximum Offering) or approximately 67% or 62%, respectively, of the initial public Offering price per share, in net tangible book value of the Company's Common Stock. See "Capitalization" and "Dilution."

POSSIBLE NEED FOR ADDITIONAL FINANCING. While the Company believes that the net proceeds from the Offering will be sufficient to enable the Company to carry out its business objectives and continue to operate as a going concern for the 12 month period following the Initial Closing of this Offering, adverse changes in economic and/or competitive conditions may adversely affect the Company's planned operations. If cash requirements are greater than anticipated, the Company could be required to modify its operations or seek additional financing. The Company has no current arrangements with respect to additional financing and there can be no assurances that additional financing will be available on terms acceptable to the Company, if at all. Additional financings may result in dilution to existing shareholders. Moreover, if funds are needed but not available in adequate amounts from additional financing sources or from operations, the Company may be materially and adversely affected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


LACK OF PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBILITY OF VOLATILITY OF PRICES OF THE SECURITIES. Prior to this Offering, there has been no public market for the Securities and there can be no assurances that an active public market for the securities will be developed or, if developed, sustained after this Offering. The initial public Offering prices of the Securities offered hereby and the exercise price and terms of the Warrants have been arbitrarily determined by negotiations between the Company and the Representative and bear no relationship to the Company's current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering price included an evaluation by management of the Company and the Representative of the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure (including the loans made by private investors in the Company prior to this Offering) and certain other factors deemed relevant. See "Underwriting."

         The stock market from time to time experiences significant price and volume fluctuations that may be unrelated to the operating performance of specific companies. The trading prices of the securities could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors, suppliers or clients and other events or factors which may or may not be in the Company's control.

SHARES ELIGIBLE FOR FUTURE SALE AND REGISTRATION RIGHTS. All of the shares of Common Stock outstanding are currently "restricted securities" as that term is defined under the Securities Act and may only be sold pursuant to a registration statement or in compliance with Rule 144 under the Securities Act or other exemption from registration. Rule 144 provides, in essence, that a person holding restricted Common Stock for a period of one year may sell such securities during any three month period, subject to certain exceptions, in amounts equal to the greater of one percent (1%) of the Company's outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks prior to the filing of the required Form 144. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two year holding period. Upon the sale of the Common Stock offered hereby, the Company will have 5,125,000 shares (assuming the Maximum Offering) and 4,657,350 shares (assuming the Minimum Offering), respectively, of its Common Stock issued and outstanding, of which 2,775,000 shares are "restricted securities. Shares of Common Stock held by the Company's existing shareholders of the Company immediately prior to the date of this Offering, are subject to a 24 month lock-up period, subject to earlier release at the sole discretion of the Representative. The Representative does not have a general policy with respect to the release of these shares prior to the expiration of the lock-up. See "Underwriting." After expiration of these lock-up agreements, all outstanding shares of Common Stock will be eligible for sale under Rule 144. The availability for sale of substantial amounts of Common Stock subsequent to this Offering could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Principal Shareholders," and "Shares Eligible for Future Sale."

POSSIBLE APPLICABILITY OF RULES RELATING TO LOW-PRICED STOCKS; POSSIBLE FAILURE TO QUALIFY FOR NASDAQ SMALLCAP MARKET LISTING. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. Upon completion of this Offering, the shares of Common Stock, offered hereby may be deemed to be "penny stocks" and thus will become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the Common Stock is listed on The Nasdaq SmallCap Market. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in a secondary market. See "Underwriting."

         Effective February 28, 1997 The NASDAQ Stock Market, Inc. adopted certain changes to the entry and maintenance criteria for listing eligibility on The Nasdaq SmallCap Market which become effective 60 days therefrom. In addition to increased listing criteria, new maintenance standards requiring at least $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share, at least two market makers, at least 300 shareholders and at least two outside directors. If the Company is or becomes unable to meet the listing criteria (either initially or on a maintenance basis) of the Nasdaq SmallCap Market and is never traded or becomes delisted therefrom, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on the OTC Electronic Bulletin Board. In such an event, the market price of the Common Stock may be adversely impacted and an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock.

UNDERWRITERS' WARRANTS. At the consummation of this Offering, the Company will sell to the to the Underwriters and/or their designees, for nominal consideration, warrants (the "Underwriters' Warrants") to purchase up to 235,000 Units (assuming the Maximum Offering, and 188,235 if the Minimum Offering is sold), which may represent 235,000 shares of Common Stock and

235,000 Warrants to purchase up to 117,500 Shares (188,235 shares of Common stock and 188,235 Warrants to purchase up to approximately 94,117 Shares if the Minimum Offering is sold). The Underwriters' Warrants will be exercisable for a period of four years commencing one year after the date hereof, and will entitle the Underwriters to purchase Units for $6.375 per Unit and the Warrants underlying the Underwriters' Warrants will entitle the holder to purchase one share of Common Stock at $7.875 per Share for each two (2) Warrants exercised. For the term of the Underwriters' Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Company's securities without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Underwriters' Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Underwriter may be expected to exercise the Underwriters' Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided in the Underwriters' Warrants. See "Underwriting."

REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET. It is anticipated that a significant amount of the Common Stock and the Warrants will be sold to customers of the Representative. Although the Representative has advised the Company that it intends to make a market in the Common Stock and the Warrants, it will have no legal obligation to do so. If it participated in the market, the Representative may influence the market, if one develops, for the Company's securities. Such market-making activity may be discontinued at any time. Moreover, if the Representative sells the securities issuable upon the exercise of the Underwriters' Warrants or acts as a warrant solicitation agent for the Warrants, it may be required under the Securities Exchange Act of 1934, as amended, to temporarily suspend its market-making activities. The prices and liquidity of the Company's securities may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Underwriting."

LEASE OF CURRENT EXECUTIVE OFFICES FROM COMPANY'S CHIEF EXECUTIVE OFFICER. Currently, the Company leases approximately 3,200 square feet of space in a rent stabilized building at a rate of $1,455 per month in New York City which is also the residence of Marvin Schwam, the Company's Chief Executive Officer. Mr. Schwam reimburses the Company the amount $727.50 per month for his portion of the rent (representing 50% of the rent). To the extent that Mr. Schwam were to lose his lease or were no longer affiliated with the Company, the Company would likely be unable to lease its executive offices from Mr. Schwam. Subsequent to the Initial Closing of this Offering, however, the Company will seek to lease a facility for its executive offices as well for its production studios. See "Business - Facilities" and "Certain Relationships and Related Transactions."


CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. Holders of the Warrants will have the right to exercise the Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares have been qualified for sale under the securities laws of the applicable state or states. The Company has undertaken to use its best efforts to file and keep effective and current a prospectus which will permit the purchase and sale of the Warrants and the Common Stock underlying the

Warrants, but there can be no assurances that the Company will be able to do so. Although the Company has undertaken to use its best efforts to qualify for sale the Warrants and the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualifications will occur. The Warrants may lose or be of no value if a prospectus covering the shares issuable upon the exercise thereof is not kept current or if such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities."

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK; CONTROL BY MANAGEMENT. Certain provisions of the Business Corporation Law of the State of New York also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders. Furthermore, the Board of Directors has the authority to issue up to 2,500,000 shares of the Company's preferred stock and to fix the dividend, liquidation, conversion, redemption and other rights, preferences and limitations of such shares without any further vote or action of the shareholders. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or the rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

LIMITATION OF DIRECTOR LIABILITY. The Business Corporation Laws of the State of New York provides that a director is not personally liable for monetary damages to the Company or any other person for breach of fiduciary duty, except under very limited circumstances. Such a provision makes it more difficult to assert a claim and obtain damages from a director in the event of his non-intentional breach of fiduciary duty. See "Management-Limitation of Liability."

                                 USE OF PROCEEDS

         The net proceeds to the Company, assuming an initial public Offering price of $4.25 per Unit are estimated to be $8,689,125 ($6,959,989 if the Minimum Offering is sold) after deducting the estimated underwriting discounts, commissions and non-accountable expense allowance, but before deducting Offering expenses payable by the Company, estimated at approximately $280,000). The Company intends to use the estimated approximate net proceeds as follows:


                                                       MINIMUM                                      MAXIMUM
ANTICIPATED USE                         MINIMUM        OFFERING                  MAXIMUM            OFFERING
OF NET PROCEEDS                         AMOUNT         PERCENTAGE                OFFERING           PERCENTAGE
---------------                         ------         ----------                --------           ----------

Production Costs(1)                    $1,750,000        25.14%                 $2,500,000            28.77%
Leased Access(2)                       $1,500,000        21.55%                 $2,000,000            23.02%
Salaries                               $1,500,000        21.55%                 $1,500,000            17.26%
Acquired Programming(1)                  $750,000        10.78%                   $500,000             5.75%
Repayment of Loans(3)                    $429,000         6.16%                   $429,000             4.93%
Facilities                               $125,000         1.80%                   $125,000             1.44%
Website Development                       $20,000          .29%                    $20,000              .23%
                                          =======          ====                    =======              ====
Working Capital(4)                       $885,989        12.73%                 $1,615,125            18.60%
                                         ========        ======                 ==========            ======


TOTAL                                  $6,959,989       100.00%                 $8,689,125           100.00%


(1) This amount is based on four hours of original programming for the twelve months, assuming the Maximum Offering, and includes (1) salaries for cast and crew ($1,150,000), (2) studio rental and equipment ($100,000), (3) interstitial programs (e.g. promotions and coming attractions) ($100,000), (4) outside post production ($200,000), and
         (5) remote location costs and expenses (including travel and rental expenses) ($200,000). If the Minimum Offering is sold, the Company will likely reduce the number of original hours and increase the number of hours of acquired programming.

(2) Represents costs and expenses related to leased access and is based upon six hours of programming per week in approximately 20 cities on 65 systems servicing those cities.


(3) Loans made to the Company by shareholders and two Directors of the Company (for an aggregate of $212,500). See "Certain Relationships and Related Transactions."


(4) Includes fixtures, equipment, furniture, overhead and administrative expenses and reserves.


(5) Any additional net proceeds will be used for working capital, including salaries, and reserves.

Except as set forth in footnote (3) above, none of the net proceeds of this Offering (through the repayment of debt or otherwise) will be paid, in the aggregate, to NASD members, affiliates, associated persons or related persons.


         The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering, based upon the current status of its operations and anticipated business plans. It is possible, however, that the application of funds may vary depending on numerous factors including, but not limited to, changes in the economic climate or unanticipated complications, delay and expenses. The Company currently estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of at least 12 months from the completion of this Offering. However, there can be no assurance that the net proceeds of this Offering will satisfy the Company's requirements for any particular period of time. Additional financing may be required to implement the Company's long-term business plan. There can be no assurance that any such additional financing will be available when needed on terms acceptable to the Company, if at all. Pending the foregoing uses, the net proceeds of this Offering will be invested in short-term, investment grade, interest bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation." Any additional proceeds realized from the exercise of the Warrants will be used for working capital. Pending use of the proceeds of this Offering, the Company may make temporary investments in bank certificates of deposit, interest bearing savings accounts, prime commercial paper, United States Government obligations and money market funds. Any income derived from these short term investments will be used for working capital.

                                    DILUTION


         At September 30, 1997, the Company had a net tangible book value of ($230,747), or approximately ($.08) per share of outstanding Common Stock. "Net tangible book value" per share represents the amount of total tangible assets of the Company less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the estimated net proceeds from the Company's sale of the 1,882,350 shares of Common Stock offered hereby, assuming the Minimum Offering, and 2,350,000 shares of Common Stock, assuming the Maximum Offering, at an assumed initial public offering price of $4.25 per Unit, each Unit consists of one (1) share of Common Stock and one (1) Warrant to purchase one-half (1) share of Common Stock, provided that no fractional Shares shall be issued (after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company), the net tangible book value of the Company at September 30, 1997, would have been approximately $6,449,242 (assuming the Minimum Offering) and $8,178,370 (assuming the Maximum Offering) or $1.39 and $1.60 per share of Common Stock, respectively, This would represent an immediate increase in the net tangible book value of $1.47, assuming the Minimum Offering, and $1.68, assuming the Maximum Offering, to existing shareholders and an immediate dilution of between $2.85 per Share, assuming the Minimum Offering and $2.64 per Share, assuming the Maximum Offering. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the Offering price to investors.


The following table illustrates this per share dilution:


                                                                     MINIMUM                   MAXIMUM
                                                                     OFFERING                  OFFERING

         Initial public offering price per share and warrant           $4.25                    $4.25
              Net tangible book value per share,
              before the offering                                      $(.08)                   $(.08)
              Increase attributable to new investors                   $1.47                    $1.68
                                                                       -----                    -----
         Proforma net tangible book value after the offering           $1.39                    $1.60
         Dilution to new investors                                     $2.86                    $2.65
         Percentage of dilution to new investors                       67.29%                   62.35%


         The following table summarizes the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) existing shareholders of the Company at September 30, 1997 and (ii) new investors purchasing shares of Common Stock in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The following table does not reflect the consideration paid for the Warrants.


                                MAXIMUM OFFERING

                                    SHARES PURCHASED        CONSIDERATION PAID         AVERAGE PRICE
                                  NUMBER   PERCENTAGE    AMOUNT         PERCENTAGE       PER SHARE
                                  ------   ----------    ------         ----------       ---------
Existing Shareholders             2,775,000    54.15%             $-0-        -0-             $-0-
New Investors                     2,350,000    45.85%       $9,987,500       100%            $4.25
                                  ---------    -----        ----------       ----
Total                             5,125,000   100.00%       $9,987,500       100%            $1.95


                                MINIMUM OFFERING

                                    SHARES PURCHASED       CONSIDERATION PAID           AVERAGE PRICE
                                  NUMBER   PERCENTAGE     AMOUNT       PERCENTAGE         PER SHARE
                                  ------   ----------     ------       ----------         ---------
Existing Shareholders             2,775,000    59.58%             $-0-        -0-             $-0-
New Investors                     1,882,350    40.42%    $7,999,987.50       100%            $4.25
                                  ---------    ------    -------------       ----
Total                             4,657,350   100.00%    $7,999,987.50       100%            $1.72

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company (i) at September 30, 1997, and (ii) proforma adjusted to give effect to the sale of the 2,350,000 shares of Common Stock and 2,350,000 Warrants offered hereby, assuming the Maximum Offering, and 1,882,350 shares of Common Stock and 1,882,350
Warrants offered hereby, assuming the Minimum Offering, and the application of the estimated net proceeds therefrom assuming an initial Offering price of $4.25 per share for the Common Stock. See "Use of Proceeds."


                                                               MAXIMUM             MINIMUM
                                                               OFFERING            OFFERING
                                        SEPTEMBER 30, 1997      ADJUSTED FOR SHARES SOLD(1)
                                        ------------------      ---------------------------

DEBT:
     Loans Payable                             $287,000           -0-                -0-
SHAREHOLDER'S EQUITY
 Common Stock, par value $.0001,
     2,775,000 shares issued and
     outstanding, actual 4,652,350 and
     5,120,000 shares issued and
     outstanding, as adjusted(2)                   278              $513               $466
     Paid-in Capital                            45,131         8,453,743          6,724,654
     Accumulated Deficit                      (276,156)         (276,156)          (276,156)
     Total Capitalization                      $56,253        $8,178,100         $6,448,964

--------------



(1) After deducting underwriting discounts, commissions and offering expenses estimated to be $1,320,000 (assuming the Minimum Offering) and $1,580,000 (assuming the Maximum Offering).

(2) In September 1997, the Company amended its certificate of incorporation to increase its authorized capital from 200 shares of Common Stock, no par value, to 40,000,000 shares of Common Stock, $.0001 par value and 2,500,000 shares of Preferred Stock.

                                 DIVIDEND POLICY

The Company has never declared or paid dividends on its Common Stock and the Company does not currently intend to declare or pay dividends on the Common Stock in the foreseeable future. The Company currently intends to retain earnings for use in its business and therefore does not anticipate paying dividends in the foreseeable future.

                             SELECTED FINANCIAL DATA


         The following tables set forth below contain financial data as of and for the dates indicated which have been derived from the Company's financial statements, which have been audited by Spear, Safer, Harmon & Co., P.A., independent auditors, for the years ended October 31, 1995 and 1996, whose report with respect thereto is included elsewhere in this Prospectus. The statement of operations data for the eleven months ended September 30, 1996 and 1997, and the balance sheet data at September 30, 1997, are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial condition and results of operations for such periods. The results of operations for the eleven months ended September 30, 1997 are not necessarily indicative of the results to be expected for any other interim period or the entire year. The following financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.



                                      YEARS ENDED OCTOBER 31,        ELEVEN MONTHS ENDED SEPTEMBER 30,
                                    1995                   1996       1996                       1997
                                    ---------------------------      ---------------------------------
EARNINGS DATA                                                       (UNAUDITED)             (UNAUDITED)

Revenues                             $99,096           $68,982       $62,204                 $ 14,087
Cost of Operations                    96,227            62,653        55,294                    5,147
General and Administrative
   Expenses                           40,792            46,122        40,209                  137,360
Net Loss                             (37,923)          (39,793)      (33,299)                (128,420)
Net Loss per Common Share              (0.02)             (.02)         (.01)                    (.05)
Weighted Average Shares
 Outstanding                       2,335,000         2,335,000     2,335,000                2,493,795



SUPPLEMENTAL BALANCE SHEET DATA

                                                                                 PERIOD ENDED SEPTEMBER 30, 1997
                                                                                           AS ADJUSTED
                                             PERIOD ENDED                      (UNAUDITED)                (UNAUDITED)
                              OCTOBER 31, 1996          SEPTEMBER 30, 1997       MAXIMUM                    MINIMUM
                              --------------------------------------------     --------------------------------------
Working Capital                  $(91,479)                $(112,707)           $7,875,479                $6,146,343
Total Assets                       13,178                    81,538             7,972,916                 6,243,780
Total Long-Term Liabilities        59,788                   165,114                 7,114                     7,114
Stockholders' Deficiency         (164,574)                 (230,747)            8,178,100                 6,448,964

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION


OVERVIEW

         The Company is a development stage company, which creates, develops, acquires and distributes programming relating to the gay and lesbian lifestyles. The Company's revenues will initially consist of advertising revenues as well as from other revenue sources including its soon to be developed website. See "Business - Revenues." The Company will generate television advertising revenues by selling air time to advertisers. The Company's operating expenses will consist of (1) production expenses, (2) selling and marketing expenses, (3) costs associated with the acquisition of air time on leased access channels, and
(4) general and administrative expenses. Production expenses consist primarily of distribution and delivery costs and other costs related to the operation of the Company's programming and eventually the Channel. Selling and marketing expenses include salaries, travel and other associated expenses related to the Company's sales and marketing activities, as well as the costs of designing, producing and distributing marketing, advertising and promotional materials. The Commission has issued Staff Legal Bulletin No. 5 (CF/IM) stating that public operating companies should consider whether there will be any anticipated costs, problems and uncertainties associated with the Year 2000 issue, which affects many existing computer programs that use only two digits to identify a year in the date field. The Company anticipates that its business operations will electronically interact with third parties very minimally, if at all, and the issues raised by Staff Legal Bulletin No. 5 are not applicable in any material way to the Company's business or operations. Additionally, the Company intends that any computer systems that the Company may purchase or lease that are incident to the Company's business will have already addressed the "Year 2000" issue.


RESULTS OF OPERATIONS


Fluctuations in Television Network Revenues and Quarterly Fluctuations


         Advertising revenue in the television industry fluctuates due to seasonality. Television network revenues are typically lower in the third quarter due to the number of reruns broadcast during the summer months. In the future, the Company's results of operations may fluctuate from quarter to quarter. The Company believes that its quarterly and annual results of operations will be affected by a wide variety of factors, many of which are outside the Company's control, which could materially and adversely affect profitability. These factors include the timing and volume of advertising, the number and size of cable systems that carry the Company's programming, and general economic conditions.

YEAR ENDED OCTOBER 31, 1996 COMPARED TO OCTOBER 31, 1995

         Gross revenues for the fiscal year ended October 31, 1996 decreased $30,114 over the fiscal year ended October 31, 1995 from $99,096 to $68,982, a decrease of 30%. This decrease is due to a reduction in weekly programming from one hour during 1995 to 1/2 hour during 1996. This resulted in less advertising revenues. As a result, cost of sales also decreased for the same period from $96,227 to $62,653, a decrease of $33,574 or 54%

         Selling and administrative costs increased $5,330 from 1995 to 1996 from $40,792 to $46,122 or 13% because of increased marketing expenses associated with various exhibitions at industry shows and conferences.


ELEVEN MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO SEPTEMBER 30, 1996

         Gross revenues decreased at September 30, 1997 as compared to September 30, 1996 by $48,117 or 88% from $62,204 to $14,007, as a result of the Company concluding its test marketing and its determination to concentrate its efforts to raising sufficient capital to produce up to four hours of original programming and to acquire not less than two hours of acquired programming for an aggregate of six hours of programming for transmission on a weekly basis in up to 20 targeted markets, the results of which is this Offering.

         Cost of sales decreased accordingly from September 1996 from $55,294 to $5,147 in September 1997, a decrease of $50,147 or 91%, for the reasons set forth above.

         General and administrative costs increased from $40,209 at September 30, 1996 to $137,360 at September 1997, an increase of $97,151 or 242%. This increase is as a result of the decrease in programming costs from 1996, based upon the decision to cease production of programming in December 1997. The Company ceased producing programming because management believed that its test results were positive and warranted the undertaking of this Offering in order to initially offer up to six hours of programming per week in up to 20 targeted markets. This resulted in necessary continued operating expenses. In addition, the Company issued shares of stock for past services. The majority of these shares were issued to newly appointed executives of the Company, with Compensation totalling approximately $45,000. The Company also issued shares of stock to a former employee as a settlement for past compensation and expenses totalling approximately $42,000. (See Note 4 to Financial Statement)


CAPITAL AND LIQUIDITY


         At September 30, 1997, the Company was a development stage company, where, in its existing financial condition, substantial doubt existed as to the Company's ability to continue as a going concern, unless additional capital was provided. Total liabilities exceed total assets by approximately $231,000 which represents several years of cumulative losses.

         A large part of the deficit ($195,000) is represented by both long term and short term notes, payable to various parties, for operating capital. Furthermore, the Company secured a loan from Richard P. Moorehead, a Director of the Company, in the principal amount of $200,000 of which 100,000 had been advanced at September 30, 1997, to defray the majority of the costs of this Offering. See "Certain Relationships and Related Transactions." Upon the completion of the Offering, all of the debts will be paid from the proceeds. In addition, Mr. Moorehead will receive interest at an annual rate of 8% and has received 176,000 shares of Common Stock from the Company's Chief Executive Officer and Chairman, Marvin Schwam.

         Although the Company has entered into various employment contracts as well as two consulting agreements, all payments under these agreements are subject to the completion of this public offering. The Company has made provisions for the payments under these contracts in the use of proceeds section of this registration statement. Upon the Initial Closing, the Company has made certain commitments under employment agreements including the following to: (i) Mr. Marvin Schwam, the Company's Chief Executive Officer and Chairman, the Company is obligated to pay Mr. Schwam an annual salary of $155,000 plus benefits, including stock options; (ii) Mr. William G. Barker, the Company's Chief Financial Officer, an annual salary of $100,000 plus benefits, including stock options; (iii) Joseph F. Lovett, Executive Vice President, Programming and Production, an annual salary of $125,000 plus benefits including stock options; (iv) Jim Arnoff, Senior Vice President, Program Development and Acquisitions, $100,000 plus benefits including stock options; and (v) Michael Ingersoll, Senior Vice President, Public Affairs, $80,000 plus benefits including stock options. See "Management - Employment Agreements." Additionally, upon the Initial Closing and in connection with its consulting agreement with Mr. David Mayer, a Director of the Company, the Company has agreed to pay him $100,000 per year for a period of five years, or as otherwise agreed upon between Mr. Mayer and the Company in connection with certain services to be performed or which have been performed on behalf of the Company. See "Certain Relationships and Related Transactions." Additionally, the Company and the Representative have entered into a three year financial advisory and consulting agreement in the amount of $105,000, payable at the Final Closing. See "Underwriting."


         Initially when the Company was organized in November 1992, it elected to have its fiscal year commence as of November 1. Management now believes that as a public company, a September 30 year end is more appropriate. As a result, effective with the period ended September 30, 1997, the Company has elected to change its fiscal year end from October 31 to September 30.

                                    BUSINESS

INTRODUCTION

         Gay Entertainment Television, Inc. (the "Company" or "GET"), a development stage company, was organized to create and develop a cable television network (the "Network") and a cable television channel (the "Channel") devoted to informing, educating and entertaining the public concerning the gay and lesbian communities and lifestyle. A network may include as few as two programs and as much as a dedicated 24-hour network programming such as Black Entertainment Television Network (BET), which initially broadcasted three hours of programming per week and over the years, evolved into a 24 hour network on its own dedicated channel. A channel is dedicated space on the television dial to a particular networks programming. While it is expected that viewership will be comprised predominantly of members of the gay and lesbian population, management believes that the availability of informative and entertaining programming about gay and lesbian lifestyles will also be attractive to many other segments of the television viewing audience. Management understands that several cable stations in certain local geographic areas, including Time Warner Cable of Manhattan, Century Communications of Los Angeles, Continental Cable in Los Angeles, and Gold Coast Cable in Miami have offered limited leased access programming directed towards the gay and lesbian community, however management is not aware of any cable network that is devoted to serving the gay and lesbian viewership audience on a regional or national basis.


         Management believes that the time is optimal for a television network devoted to showcasing and promoting the gay and lesbian lifestyle. With the success of channels such as Black Entertainment Television (BET), the Food Channel, the Home and Garden TV (HGTV), and the Golf Channel, each which target specific markets, the Company believes that the time is favorable to launch a new cable network aimed at the gay and lesbian lifestyle and dedicated to serving a large segment of the population with programming which will include documentaries, entertainment magazines, talk shows, brief and in-depth news telecasts, music, sporting events, health-related topics and merchandising showcases. Within six months from the Final Closing of this Offering, the Company anticipates that it will launch the Network by presenting 6 hours of programming per week of which 4 hours will be produced by the Company and 2 hours will be acquired programming, assuming the Maximum Offering proceeds are attained. There can be no assurances, however, that the Company will be able to meet its goal of broadcasting six hours within six months of the Final Closing of this Offering. See "Use of Proceeds" and "Programming."


         The Company also proposes to establish an Internet website to support its programming and as an additional method by which to reach its target audience with information, entertainment and consumer products and services. The Company currently maintains its principal office at 7 East 17th Street, New York, NY 10003, (212) 255-8824.

BACKGROUND

         The Company was organized on November 12, 1992, and until 1996, serviced the New York, Los Angeles, Southern California, San Francisco and Miami television markets with limited programming directed towards gay and lesbian viewership. During that time, the Company has produced three-leased access programs for cable systems in New York, Los Angeles, Chicago and Miami and was available in 7 million homes. As noted in the March 14, 1994 issue of Newsweek and in the February 20, 1994 edition of the New York Times, GET also attracted several national advertisers and sponsors for its programming, including Miller Brewing Company, and the Schieffelin & Somerset Company, makers of Tanqueray gin and Dewar's Scotch.

         In December 1996, the Company discontinued its production and on-the-air programming in order to devote its energies to developing and financing a television network capable of reaching the gay and lesbian population on a national level. As a result of its four years on-the-air presence, the Company has accumulated an extensive library of programming upon which it will draw in formulating and developing program content for the Network. Since inception, the Company, which has worked with an entirely volunteer staff, has not generated revenues from operations, and is dependent upon the proceeds of this Offering, or alternative financing, in order to implement its business plan. There is no assurance that this Offering will be successful or that alternative financing, if required, will be available on acceptable terms. See "Risk Factors".

STRATEGY


         The Company's strategy is (i) to commence broadcasting of six hours of programming per week focusing on issues relating to the gay and lesbian lifestyles on channels available to targeted markets within six (6) months of the Final Closing of this Offering, assuming the Maximum Offering, the Company intends to produce four hours of original programming. If the Minimum Offering is sold, the Company will likely reduce the number of original hours and increase the number of hours of acquired programming, (ii) to provide twenty-four hour programming on a dedicated channel through GET within three years from the Final Closing of this Offering, and (iii) to establish a website to complement its programming. See "Use of Proceeds." In particular, the Company expects that the website will (a) help to promote programming and viewership of the Network and Channel, (b) provide a forum for the advertisement, promotion, purchase of, and participation in, gay and lesbian themed events, vacations, products and services and local and regional periodicals, and (c) provide a forum for the expression of, and response to, current events and issues that impact the gay and lesbian community.


         In order to achieve these goals, the Company will initially attempt to lease access from cable systems available in targeted markets including the metropolitan New York area, South Florida, Chicago, San Francisco, and Seattle, Boston and Chicago. See "Program Distribution" for a listing of the twenty targeted markets. Additionally, the Company intends to enter into strategic partnerships with television affiliates and advertisers in order to provide quality programming that is profitable for the Company as well as its advertisers. In particular, the Company has entered into an alliance with Western International Media ("WIM"), the largest and most diversified full service media management company and purchaser of spot television, radio, outdoor (billboard), newspapers, Hispanic broadcast and Asian media in the United States. WIM, a subsidiary of The Interpublic Group of Companies (NYSE:IPG) expects to purchase approximately $4.4 billion in advertising during 1997 for its diversified client base which includes Walt Disney Corp., American Honda Motor Co. - Acura Division, Home Depot and Bell South, among others. WIM also purchases advertising time slots for sale on individual shows, as well as time from networks between shows. The Company anticipates that WIM will help the Company implement its distribution strategy, although there are no assurances that the Company will be able to enter into relationships that will be advantageous to the Company. WIM will ^undertake to purchase time on behalf of the Company in prime time (7:00 p.m. to 12:00 a.m., Sunday through Thursday) on leased access channels on the 65 systems targeted by the Company. See "Distribution." WIM has conducted their own test of approximately 20 systems for the Company's programming to determine the interest. WIM concluded that in almost every instance, there was a positive response to the Company's programming and concept. There can be no assurances, however, that the WIM, on behalf of the Company will be able to purchase leased access time for the Company's desired time slots. Additionally, to the extent that the relationship between the Company and WIM does not meet the Company's expectations, the Company will likely be required to purchase leased access through other companies or directly, which could delay the Company's programming and could have an adverse impact on the Company.


DEMOGRAPHICS AND MARKET

         IN 1996, THE SIMMONS MARKET RESEARCH BUREAU, A MARKETING SURVEY FIRM, CONDUCTED A STUDY OF THE GAY AND LESBIAN MARKETS IN THE UNITED STATES. THE STUDY PROFILED GAY AND LESBIAN CONSUMERS IN TERMS OF THEIR READERSHIP OF SPECIFIC PUBLICATIONS, PURCHASING AND USAGE OF SELECTED CONSUMER PRODUCTS AND SERVICES, LIFESTYLE HABITS, AS WELL AS DEMOGRAPHICS.

         The Simmons Report states that the gay and lesbian community in the US consists of men and women predominantly with a middle to upper income, highly educated, professionally employed persons who tend to live in the Northeast and West. Generally, the gay and lesbian community surveyed own their own homes, have purchased a significant amount of clothing in the past year and use credit cards. The survey indicated that the persons responding read heavily, particularly major urban newspapers and national magazines, tend to own luxury automobiles and subscribe to cable and premium television. There has been some criticism of the study, having been judged as being biased, sourcing for respondents from narrow upscale lists, however the Simmons report remains the benchmark public study.

         According to the August 7, 1997 issue of ADVERTISING AGE, visibility of gays and lesbians has reached a critical mass in corporate America and over the last several years, mainstream media is beginning to court a demographic group previously perceived as "risky." Major advertisers including, among others, IBM Corp., Seagram Americas' Absolut Vodka, America

Online, Aetna life and Casualty, Chase Manhattan Corp., Johnson & Johnson, Lotus Development Corp., Merrill Lynch & Co., Samsung Electronics America, Subaru of America, American Airlines, United Airlines and U.S. West are targeting the gay and lesbian community and other major corporate names will likely follow suit. There can be no assurances, however, that the Company will be able to enter into agreements with any major corporations, including those set forth above.

         In the past, most targeted advertising efforts for gays and lesbian have been limited to print because few options exist in TV. Certain local cable-access channels in several markets carry programming blocks from Gay USA (produced by Gay Cable Network made available through public access) and Dyke TV (a not-for profit company whose programming is also made available through public access), but these channels have had low budgets with inconsistent program schedules and small audiences. According to ADVERTISING AGE, however the coming-out episode of ABC's "Ellen" was ground breaking in more ways than just programming -- it was the first time advertisers used prime-time network TV to reach gay and lesbian viewers. While some regular "Ellen" advertisers bowed out, others paid a premium -- up to $350,000 from an original $270,000 - to get time on the April 30, 1997 episode. Thus, many advertisers are not afraid to be associated with programming geared to less mainstream lifestyles. In the past, companies such as Miller Breweries, Dewar's Scotch, Tanqueray, Hennessey Cognac, Sony Electronics, Jaguar, Motown Records, Columbia Artists, New Line Cinema, Buena Vista Pictures have advertised with the Company or have sponsored certain of the Company's programming.

         Currently, there are three magazines -- OUT, GENRE, and ADVOCATE -- that focus on the gay and lesbian lifestyles. It is estimated that the combined number of subscribers for these magazines is approximately 250,000 (although the general circulation through newsstand sales is much greater), whereas the average number of subscribers for other men's magazines which have a large gay following but do not purport to be a gay and lesbian publications such as "Details" is 485,000, "Esquire" is 658,000 and "Men's Journal" is 555,000. The Company believes that because in order for a person to subscribe to a gay or lesbian magazines, a subscriber it may imply that he or she is gay or lesbian or has an interest in a gay or lesbian lifestyle. Because society's perception to these alternative lifestyles is often less than positive, people often are reticent to place their name on any mailing list that could subsequently be made available to other organizations. On the other hand, watching GET's programming requires nothing more than for a person to turn on the television.

STRATEGIC PARTNERSHIPS

         GET expects to establish relationships with two separate groups to succeed in today's competitive television marketplace--television affiliates and advertisers--and solidifying these relationships will be an ongoing task for the Company. The recruitment and maintenance of relationships with television affiliates and advertisers will be an ongoing task for the Company.

         Television affiliates include individual cable systems and Multiple System Operators ("MSOs"), which, due to the number of individual cable systems such as Time-Warner Cable,

Adelphia Cable, Continental Cablevision, Century Communications, Cox Cable, TeleCommunications, Inc., Gold Coast Cable, and Chicago Cable under their domain, control a substantial portion of the program content aired over cable television. These affiliates will be approached to carry the Network programming on their respective systems. The general manager or program director of each cable system or MSO has a finite number of channels until more are made available through Federal Communication Commission decree or technological changes. A program manager will typically substitute a channel which sustains only limited appeal for one that is dynamic so that the systems' sales people can have an easier time selling the local avails (time slots that the networks or program providers make available to the cable systems to sell to their own advertisers) or commercials. Management believes that the large and affluent market represented by the gay and lesbian communities will convince station managers and MSOs to carry GET's programming on their system. There can be no assurances, however, that the gay and lesbian communities will have any influence on station managers or MSOs. See "Cable Access."

         Advertisers are the sponsors of the individual programs that comprise a network's programming day. Their support represents the lifeblood of any network, and it is important that GET be in a position to impress advertisers with a strong demonstration of acceptance among cable systems because such advertisers value the worth of a network by (i) the demographics of who is watching and (ii) total number of cable subscribers a network is reaching.

         Through the efforts of the Company's Vice President of Affiliate Relations and Director of Marketing, the Company intends to demonstrate the value of its programming and in particular, how it will enhance subscriber members by incorporating a special interest group network into a network's mix of current channels. The Company anticipates that during the first two years that the Company's programming is broadcast on a system, it will be able to make these affiliate systems aware of the Company's high quality programming, advertiser support and community support in order that the Company can make the transition from leased access, where the Company pays for air time, to a Channel that the affiliate systems pay to carry. There can be no assurances that it will be successful in convincing these affiliates to continue or expand the Company's programming, or that these affiliate systems will agree to allow the Company to make the transition from leased access to becoming a channel.

CABLE ACCESS

         Cable systems and MSOs must make available three different types of access through their respective systems: (1) broadcast access, (2) public access, and (3) leased access. Broadcast access carries the major television channels such as ABC, CBS and NBC and are normally broadcast over the air waves (as opposed to cable). Systems are also required to carry public access channels which are to be made available to residents of that licensees locality. The purpose of public access is to give every citizen free access to the air waves. Because public access is made available for free, it is a non-commercial venture. Additionally, every system is also required to have a certain amount of channels available for leased access, which is made available to any person (whether or not a resident of the area) who may purchase time and present any type of suitable programming. The Company intends to start transmitting its programming through leased access. Systems also have premium channels available that, for an extra fee, subscribers can have access. Premium channels include channels such as HBO, Showtime, the Disney Channel, and The Movie Channel. Systems also have pay per view channels where a system gives the option to purchase a specific program, such a sporting event, concert or film.

         A subscriber is charged a basic monthly fee for cable delivery that generally includes the broadcast channels, public access channels, leased access channels and a variety of channels selected by the individual system. For an additional fee, subscribers can purchase "extended basic" (commonly referred to as `cable'), which is another tier of channels that comprise more special interest programming and may include channels such as A&E, the Food Channel, Bravo, MTV and the Gold Channel. There are additional charges for premium channels and still another charge for Pay-Per-View channels.

         The Company intends to initially lease access for its programming on channels that are transmitted through basic cable and extended (tiered) cable. The Company intends to initially purchase either 2-three hours blocks or 3-two hour blocks (for a total of six hours) for its programming at the same time and on the same days each week in order to broadcast its programming. There can be no assurances, however, that the Company will be able to broadcast its programming in time slots of its choice or be able to purchase any time slots at all. See "Distribution."

PROGRAMMING

         One of the most important elements of any television network is its daily program content. Programming is critical to attracting cable system affiliates, advertisers and viewers, and is a paramount factor in insuring rapid growth and profitability. Programming is also the most expensive component in establishing a new television network. The Network will encompass both original programming and the acquisition of programs produced by others, focusing on gay and lesbian lifestyles.

         In planning its programming mix, management has endeavored to appeal to the needs of viewers, advertisers and cable affiliates. The planned program line-up is comprised of a number of series with differing emphases on gay and lesbian lifestyles, and with slightly different target groups within the over-all viewing audience. Maintaining an appropriate content mix will be the responsibility of the Company's programming committee, initially to be comprised of its Chief Executive Officer, President, Executive Vice President - Programming and Production, Senior Vice President - Program Development and Acquisitions and Vice Presidents servicing the areas of Affiliate Relations, Public Affairs, National Advertising Sales and Finance.


         During the initial 24 months of operations after the Final Closing of this Offering, the Company expects to offer six hours of programming on a weekly basis. Certain programs may be rerun, depending upon leased access expense and availability of space in the market. The initial six hour programming block is expected to consist of four hours of original programming and two hours of acquired programs, assuming the Maximum Offering, with wrap arounds (in between segment pieces that tie segments together, such as opening and closing credits and introductions), bumpers (short sound bites from celebrities between segments to arouse interest and/or introduce a segment) and interstitial programs (promotions and coming attractions). The amount of original programming and acquired programming may be modified if less than the Maximum Offering is attained. See "Use of Proceeds."


         Current anticipated plans are for the four hours of original programming to consist of:

         /bullet/ a one hour entertainment magazine, to be known as "I-Line", will offer a contemporary look at many industries and issues, such as entertainment, travel, health, home improvement, investments, fashion and music from a gay and lesbian perspective. It will also showcase up and coming talent.

         /bullet/ a one-hour talk show, "Inside/Out", will be produced live to tape (filmed live for subsequent broadcast), and feature an opening remote segment introducing an issue to be discussed by a knowledgeable panel and studio audience. Topics will focus on interpersonal issues including how the gay and lesbian communities are perceived by the general public, and are scheduled to include segments such as "The Corporate Closet", "Monogamous vs. Open Relationships" and "Domestic Violence";

         /bullet/ a one-hour talk show to be called "One-To-One", will be an up close interview/profile series. The show will feature host with two guest segments per show. The interviews are intended to be controversial, honest, and direct with "no holds barred."

         /bullet/ a one-half hour show called "Performance, Performance, Performance" will feature gay and lesbian entertainers, hosted by critical, opinionated, but friendly hosts. The Company intends to broadcast from remote locations including night clubs, dance floors, in "green rooms".

         /bullet/ a one-half hour show called "Preview, Review Gay View" that covers the entertainment scene from a gay and lesbian point of view that will include movies, television, music, theatre, and the visual arts, from a gay and lesbian perspective. Similar to "Entertainment Tonight," "E!", and "Siskel and Ebert," the show will feature inside scoops. new talent, coverage of the club and party scenes. The show will draw upon the cast from an entertainment pilot produced by the Company in conjunction with The Image Group Studios in New York, a television production facility in New York City.

         In addition to the foregoing series programming, in the future GET intends to offer such diverse original programs as: "Gay Nation Newsbreak", which will broadcast throughout the programming day with up-to-the minute news impacting on the gay and lesbian community; coverage of the "World AIDS Telethon" which GET plans to produce and manage; and the "Gay Games", amateur sports events in which the gay and lesbian community participates. The Company is also exploring and researching the production of additional programs focusing on health and fitness (including exercise programs featuring top gay and lesbian athletes and trainers, and AIDS awareness and updates); entertainment (including sitcoms, animation, performances, celebrity magazine series); music (videos and the European scene); news (including international ventures, news from a gay and lesbian perspective and alternative living); game shows; and programs on fashion, real estate, travel, decorating, and specials (including award shows, sporting events, and entertainment and variety programming). There can be no assurances, however, that the Company will be able to present its proposed programming or that such programming will not be deemed to be too much "outside mainstream programming" because of its targeted market to attract sufficient viewership to make the Company profitable.

         The Company's original programming will draw from the extensive library accumulated during the Company's four years on-the-air from 1992 to 1996. Included in its library are over 100 hours of "Party Talk", 10 hours of "Inside/Out" and 12 episodes of Makostyle (a fashion and style series). It is anticipated that the Company's program library will be replayed and repackaged for airing at minimal additional cost to the Company, and that these programs will provide core content for international sales. Because the Company's library is not of broadcast quality, it will be used for archival purposes (i.e. as inserts for new programming).

         It is currently anticipated that the two hours per week of acquired programming will consist of films, shorts, series, documentaries and video journals, chosen for their 'camp' value, inherent quality or historic interest. Content will be chosen from the numerous sources of film festivals, community groups, colleges, progressive television networks abroad, independent production studios, student film-makers and local cable channels. Management believes that there are numerous high-quality programs available, many of which have not previously had a broadcast outlet. Acquired programming will be presented by an on-air host with a command of screen history, and is expected to be a cornerstone of the Network's identity.

         Management is also studying a plethora of programming concepts for the future. Among the subjects being considered are Health and Fitness, featuring programs dealing with exercise, AIDS awareness and updates; Entertainment programming featuring celebrity magazine series, Broadway song festival, comedy and sitcoms, animation, movie reviews and performances; news programming; game shows and music programs and special events.

PRODUCTION

         The Company expects to produce a majority of its own programming. The Company will lease a sound stage (approximately 50 feet by 75 feet) and to eventually establish a production staff of approximately 17 persons including
(a) two program producers, (b) three camera operators, (c) two writers, (d) four segment producers, (e) one researcher, (f) two administrative assistants, (g) two production assistants, and (h) one technical director. See "Use of Proceeds."

         The Company has elected to tape its programs and forward them to its affiliates via overnight courier, as opposed to using satellite broadcast. The Company believes that satellite broadcast is too difficult to control, due in part, to the fact that GET's programming will air at different times in different markets and it is easier to sell local advertising, which can be placed, as required, within the taped programming, as required. Eventually, if the Channel does become available on a 24 hour, seven day a week basis ( and assuming that the Company's programming is repeated 6 times within one-24 hour period), the Company will likely utilize satellite transmission, in addition to the supplemental leased access distribution. Sending tapes to each individual station affords the Company the opportunity to bring local gay and lesbian communities into both the production and program content, as well as to include local advertisers. it will also allow the Company to barter its advertising space with local gay and lesbian publications, utilizing their print space in exchange for on air time in some capacity.

PROGRAM DISTRIBUTION


         Because currently there are a limited number of televisions channels available for programming, the Company has developed a two phase distribution plan for its future programming services. First, GET contemplates securing space in the crowded cable market by leasing access in the top 20 domestic television markets for the first two years of operations following the Final Closing of this Offering. This strategy will enable the Network to establish its name and identity in the market, display the quality of its program content, attract a loyal viewing audience and establish relationships with national advertisers. The Company also believes that after two years of programming, homophobic tendencies that may have been felt by certain affiliates and advertisers may, by then, be allayed. Leased access will also provide the Network with on-air exposure in a manner that will limit its financial outlay during its early years of development. Although leased access provides the Network with on air exposure, the cost does not limit the Company's development during its first years after the Final Closing of this Offering. The Company believes that by limiting its production to six hours per week, by purchasing leased access time instead of competing with dozens of other networks, all vying for the same limited space, the Company believes that it will efficiently and cost-effectively be able to purchase leased access in time slots in highly desirable time slots.


         The following chart illustrates the 20 target markets and the total number of cable systems and households in each market, as well as the number of cable systems and households that GET anticipates it will reach, however there can be no assurances that GET will attain these goals or that it will be able to enter into agreements on terms that will be profitable to the Company. GET has elected not to broadcast on all systems that service a particular market, because the expense of leased access is determined by the number of (i) hours of programming broadcasted; and (ii) affiliates, regardless of the number of households reached. Instead, the Company will select those systems with the widest distribution and most favorable viewing audience. The last two columns in the chart represent the Company's decision to acquire leased access, if available, generally in the top three carriers in each market. Even with the reduction in affiliates, GET expects to still reach approximately 75% of the households in the top 20 markets, while reducing its projected expense by approximately 37%. There can be no assurances, however, that the

Company will be able to purchase leased access in any of these markets or that the costs and expenses will be within the Company's budget. While these designated cities and systems are being chosen because the Company believes that each of the markets is best for distribution of the Company's programming to the largest number of households, the Company also intends to explore the possibility of targeting other cities and systems.


                      TOTAL #             TOTAL # OF      TOTAL # OF         # OF
MARKET                OF SYSTEMS          HOUSEHOLDS      GET SYSTEMS        HOUSEHOLDS

New York                      7            4,907,000         4                   3,528,000
Los Angeles                   7            2,817,000         7                   2,778,000
Philadelphia                  6            2,010,000         3                   1,043,000
Boston                        6            1,754,000         3                   1,259,000
San Francisco                 3            1,474,000         3                   1,474,000
Chicago                       7            1,754,000         3                     933,000
Washington, D.C.              4            1,320,000         3                     638,000
Seattle                       3            1,106,000         3                   1,083,000
Detroit                       4            1,092,000         3                     669,000
Cleveland                     7              966,000         3                     748,000
Pittsburgh                    8              896,000         3                     675,000
Tampa                         4              996,000         3                     848,000
Atlanta                       6            1,125,000         3                     619,000
Miami                         5              919,000         3                     685,000
Dallas                        4              888,000         3                     688,000
Houston                       4              832,000         3                     642,000
Orlando                       5              760,000         3                     716,000
Minneapolis                   4              747,000         3                     454,000
San Diego                     3              779,000         3                     738,000
Sacramento                    6              578,000         3                     493,000


TOTAL NUMBER
OF 20 MARKETS               103           27,720,000        65                  20,709,000


SOURCE OF SYSTEMS AND TOTAL NUMBER OF HOUSEHOLDERS: NHI NIELSON HOUSEHOLD INDEX, AUGUST 9, 1997

         By penetrating the top 20 domestic television markets, management believes that the Network's programming will reach approximately 20 million households (or 45 million viewers), based upon the Company's belief that the gay population reside in major cities. Reaching the substantial portion of the gay and lesbian community in this manner will substantially curtail the costs of reaching a national audience during the Networks early years of development. Management also believes that reaching the audience available in these top 20 markets will provide GET access to a level of gay and lesbian viewership previously reachable only by mainstream networks on rare occasions, or by public television specials.

         To aid in GET's ability to secure leased access, the Company has formed an alliance with Western International Media (WIM), the largest buyer of spots for television, radio, and newspaper advertising in the United States. With WIM's buying power (projected U.S. billings in 1997 of $4.4 billion), solid knowledge of the cable industry, and the Network's flexible program schedule, the Company believes that the joint efforts of the Company and WIM will be successful in clearing the desired leased access time periods for the Network's programming in the targeted markets. The Company expects to pay WIM a commission of 15% in connection with WIM's ability to purchase leased access time on behalf of the Company, as well as to obtain advertisers for the Company's programming. There can be no assurances, however, that WIM will be able to purchase sufficient leased access space or sell advertising space for the Company's programming or that WIM will enter into agreements on terms and conditions favorable to the Company. Additionally, while the Company is not materially dependent upon WIM in connection with the sale of advertising space for the Company's programming because there are many other companies offering similar services, and although alternative sources are available to act on behalf of the Company to purchase leased access time, the loss of its relationship with WIM to purchase leased access time could have a material adverse effect on the Company. See "Risk Factors - Dependence on Advertising Relationships."

         To facilitate the success of the planned transition to 24-hour per day programming, the Company will actively commence discussions and negotiations with major cable operators and MSOs around the country after the Final Closing of this Offering and may offer participation in the potential success of GET by offering equity interests in the Company in exchange for guaranteed air time. The Company believes that this type of strategic alliance will provide a built-in level of viewership through the cable system's existing subscribers, at a reduced cost, thereby enabling the Company to preserve the funds available to it for program expansion. Additionally, GET will pursue distribution through DBS (Direct Broadcast System) satellite broadcasts, wireless cable services and new distribution offerings from telephone providers such as TeleTV and AmeriWest to the Network's viewer base.


         During the transition to basic or tiered cable, the Network plans to supplement its viewing audience through continued leased access programming in order to service its existing audience and to retain the support of national advertiser, focusing on those 20 markets selected for the two years of leased access. Since the number of households receiving the Network as a basic or tiered service will be lower than cleared-through (i.e. where the Company's programming appears) leased access, GET will supplement its basic or tiered cable carriage by continuing to purchase enough leased access to insure that at least 12.5 million households receive the Network. The Company believes that this strategy will also assure maximized advertising revenue and avoid disappointing viewers by having the Network dropped from their cable system.


         Commencing in its third year of operations after the Final Closing of this Offering, the Company intends to market itself as a 24-hour channel, and shift distribution from leased access to basic or extended basic cable service. It is expected, but there can be no assurances, that third year programming will consist of producing and/or acquiring six hours of programming per day, gradually expanding to 12 hours per day in year five, and repeating the program block to complete a 24 hour broadcast day. This strategy will enable GET to align itself with a strategically complementary network which can create a mutually beneficial 24-hour non-repeated service. There can be no assurances, however, that the Company will be able to attain its goal to market itself as a 24-hour channel commencing in its third year of operations, or if at all.


         Additionally, it is anticipated that the Company will seek to expand its revenue base by offering its program content to providers in over 90 countries not currently serviced by any gay and lesbian oriented production company. Management believes that the advent of increased cable penetration in international markets, together with the privatization of government-operated networks in many countries, provide GET with an untapped market for the Company's planned program content. Management also believes that the Network's existing program library provides a core pool of content which can be repackaged for market distribution internationally, at very little additional cost to the Company. Management believes that the primary international markets for the Company's programming include Australia, Great Britain, Canada, Germany, the Netherlands, Sweden, Philippines, New Zealand, Japan, Spain and South Africa. The Company will seek to syndicate and/or license its concept and programming into these markets. Management has had and will continue to have discussions with representatives of various cable companies and program providers in these and other markets. There can be no assurances, however, that the Company will enter into any agreements with any of markets.

ACCESS TO INFORMATION CONCERNING PROGRAMMING

         Because the Company's programming, at least initially, will be broadcast on different days and in different time slots in various markets, the Company intends to list its programming availability amongst the approximately 250 regional gay and lesbian publications available throughout the United States. The Company may elect to barter with certain publications whereby the publications will trade print space for air time commercials. The Company anticipates that these listing will be provided at no cost to the Company. Additionally, the programming will be listed in local television listings and newspapers.

REVENUES

         The Company anticipates that it will eventually receive revenues from three sources: (1) advertising, (2) sponsorships, and (3) subscriber fees once the Company's programming is broadcast through basic/tiered cable.


         The Network's projects that its programming will have 12 minutes of commercial time per hour available to sell. GET intends to initially charge $4,800 per minute of advertising, subject to change based on advertising demand. Management believes this rate will be attainable based on (1) current rates charged by competitive cable networks, (2) the rates charged in the past for its television series, PARTY TALK, and (3) the gay and lesbian demographics being reached by the Network that has never been tapped by the television industry. This rate will gradually increase if the Network becomes more established. Beginning in the third year following the Final Closing of the Offering, of the 12 minutes of commercial time available per hour, it is anticipated that 10 minutes will be used for national, regional and local advertising sales, and 2 minutes will be retained by the cable operator and GET. The cable operator will keep their respective revenue generated from such advertising sales. The Company also will seek to obtain sponsorships to underwrite certain of its programming.


         The Company also anticipates that once its programming appears through basic/tiered cable, it will receive a fee for each subscriber of a cable system. This fee is based upon competitive rates that other networks negotiated from cable companies, and how much the cable companies believe each can earn by carrying a network. There can be no assurances, however, that the Company will be able to attain sufficient revenues, if at all, from any of its projected revenues, or if attained, that such revenues will be sufficient for the Company to be profitable.

MARKETING AND ADVERTISING

         Key milestones in defining the future success of the Company will be
(1) growth in the cable television industry; (2) widespread acceptance of GET by cable system operators and advertisers and (3) growing numbers of subscribers who become aware of GET and seek to have it included within local cable systems.

         Crucial to the Company's ability to generate revenues and expand its air-time to projected levels, will be its facility to successfully attract sponsors for its programming. While most advertisers have been reluctant up to now to associate their products and services with the gay and lesbian community for fear of consumer backlash, advertisers have also recognized the extent of the gay and lesbian population and the need to reach that market as they expand their market in attempts to generate additional revenues. Demographics suggest that the gay and lesbian communities are more affluent than average, have more disposable income and are a very attractive segment of the consumer population. GET proposes to reach a significant portion of the over-all population and will provide advertisers with access to this large segment of the population. Management believes that national advertisers will be very receptive to this opportunity to reach a highly desirable and large segment of the population however, the Company has not entered into any definitive agreements with any advertisers, that it will be able to enter into such agreements in the future, or if entered into, that these agreements will be on terms that are favorable to the Company or that will render the Company profitable.

         In order for the Company to be successful, the Company intends to initiate a carefully planned and aggressive marketing strategy geared to cable systems and MSO's. The owners and operators of the top 10 MSO's across the country will be the Company's target within the initial 12-18 months of operation. By succeeding in having these organizations accept the Network in their system line-up, management anticipates that GET will be able to amass the number of subscribers needed in order to satisfy commercial advertisers and justify the Company's advertising rates, but there can be no assurances with the Company will be successful in attaining these goals. Management estimates that a minimum launch target of 5 million subscriber households will be necessary in order to generate the amount of revenues needed to become an ongoing viable venture.

         Recent developments in fiber optic technology, as it pertains to the "Information Superhighway," has resulted in the need for advertisers to reassess where they can most effectively place their ad dollars to reach the niche demographic of the marketplace that they desire. This innovation is known as "narrowcasting" because it pinpoints a very specific type of consumer and allows the advertiser to customize its message to them. The Company's ability to operate and reach this specialized niche is expected to make it easier for the Network to identify and recruit advertisers since it will be readily apparent as to the customer base to be solicited.

         Management believes that advertisers evaluate two primary categories: the number of potential households that a network reaches and, more importantly, the demographics of that audience. These criteria provide advertisers the factors they need in order to reach a determination as to whether or not to advertise on a network. GET will target the gay and lesbian communities with its network, an area which is ill-served among the current cable networks. Each program will be carefully selected and placed into the Network's anticipated schedule with this select group in mind in order to maximize the potential viewership numbers and commercial advertising revenues.

         The Company plans to have a significant presence at both the National Cable Television Association (NCTA) annual convention and the California Cable Television Association's annual Western Show. These associations help provide a cohesive source of information, literature, conferences, and meetings each year. Additionally, NCTA also sets the rules, guidelines and standards for the cable industry. There can be no assurances, however, that the funds allocated for marketing by the Company at these conventions will result in revenues to the Company.

WEBSITE

         Integral to its strategy of reaching, informing, educating and entertaining the public concerning all aspects of the gay and lesbian community and lifestyle, the Company plans to initiate an Internet website (the "Website"). Management believes that the origination and development of a high-quality Website will be essential for the Company to remain competitive within its industry, and that the Website can, within a relatively short period, become a profit center for the Company.

         The primary goals of the Website will be to (a) promote programming and viewership of the Network, (b) provide a forum for the advertisement, promotion, purchase of, and participation in, gay and lesbian themed events, vacations, products and services and local and regional periodicals, and (c) to provide a forum for the expression of, and response to, current events and issues that impact the gay and lesbian community. It is anticipated that the Website will be cross-promoted in on-the-air advertising spots and other forms of marketing and media advertising. Website development will be a staged process, timed to coincide with the development and growth of the Network.

         It is expected that the Website will promote programming and viewership of GET through publication of the Network's programming schedule, synopses of program content and by the presentation of still and video clips of individual personalities and programs. Scheduling the design and composition of the program line-up will be critical because broadcast times will vary throughout the approximately 20 markets that have been initially selected for penetration. The Website will also provide e-mail access to the Network's on-air talent and staff. Drawing from the general popularity of television viewership's interaction with on-air personalities, management believes that this audience will provide strong support for the Network's planned shopping and reference malls.

         The Website's proposed forum for the advertising, promotion and sale of gay and lesbian oriented products and services is expected to include participation by local, regional and national travel agents, tour operators, bars, restaurants, hotels, financial service companies, automobile manufacturers and retail establishments. These purveyors of products and services will be afforded access to a concentrated segment of the consumer markets, and it is anticipated that their advertising will be created to target those markets. In addition, electronic media advertising will enable advertisers to create attractive, full color "brochures" which can be updated on a regular or seasonal basis, without the associated costs of color printing and dissemination. This forum of the Website will generate revenues through direct advertising fees and, eventually, through transaction processing fees as electronic commerce capabilities are added to the Website. Advertisers will be offered the opportunity to establish "hot-key" links between the Website and their own websites. This forum will also contain a special events calendar for the gay and lesbian community, showcasing national, regional and local events of particular interest to the gay and lesbian community, the schedules of gay and lesbian pride events in various cities, Gay Games, circuit party events, support groups and AIDS fund-raisers. Advertisers will have the ability to sponsor listings and to advertise travel arrangements, including hotel accommodations, meals, local transportation and social events being made available to attendees.

         It is anticipated that upon completion of forum development, electronic commerce will become a part of the Website and a significant source of revenues to the Company. However, at present, numerous difficulties must be overcome. These difficulties include the lack of clear technological leadership in providing consumer electronic shopping services, the existing high cost of this process and significant mistrust about the security of personal financial data in electronic commerce. Due to these difficulties, management has elected to delay incorporating electronic shopping as a Website feature. However, as technology advances, management expects that electronic shopping will become a secure, commonplace and attractive consumer purchasing alternative.

         The offering of a forum for the expression of, and response to, current events and issues impacting the gay and lesbian community is expected to be operated by GET and designed to be an important "give-back" to the gay and lesbian community. This section of the Website will be dedicated to not-for-profit grass roots organizations seeking alternative methods by which to reach their target audiences. Topics of available information will include politics, health-care, financial and legal issues. mail users will be afforded the capability of contacting organizations, elected representatives and GET's management, staff, talent and advisers to express their views.

COMPETITION

         The Company will face intense competition for a finite amount of viewership from numerous other businesses in the entertainment industry. In particular, the television programming market is intense and the Company's programming will compete for distribution on cable systems, for viewers and for advertising revenue with hundred of cable and broadcast television networks supplying a variety of entertainment programming. The Company will also compete with various forms of entertainment which provide similar types of programming, including movies, video and audio cassettes, broadcast television, cable programming, special pay-per-view events, sporting events and other forms of entertainment which may be less expensive or provide other advantages to the Company's viewers. The Network and Channel will compete directly with other networks and channels, many of which have a substantial number of viewers, and who are substantially larger, better capitalized, more established and have greater access to resources necessary to produce a competitive advantage.

         Additionally, the Company will also compete for advertising dollars with traditional media. While the Company believes that GET will be the only Network and Channel of its kind, there can be no assurances that other companies are not developing or will not seek to develop similar networks. If GET is successful, it is possible that other companies may seek to enter or capitalize on such market and compete directly with the Company. Many of these companies have substantially greater financing, personnel, technical and other resources than the Company and have well-established reputations for success in the development, promotion and marketing of entertainment events. There can be no assurance that the Company will be able to compete successfully. See "Risk Factors - Competition."

         Moreover, initially, the Company will compete with other networks and infomercials who also seek to lease cable access in favorable time slots and on specific dates. Many of these networks are better capitalized and may have more leverage to negotiate for these limited numbers of time slots. To the extent that the Company is unable to purchase leased access on terms and conditions favorable to the Company, or to purchase leased access for critical time slots, this inability could have a material impact on the Company's profitability. The Company is prepared, however, to explore other means of distribution to build its viewership should the Company be unable to clear certain leased access markets. It is possible that the Company will buy time on UHF (local low frequency broadcast) or via local satellite distribution on a limited basis.

         Furthermore, because the Company is unable to protect its concept of a network targeted at the gay and lesbian lifestyle, there can be no assurances that other companies who may, among other things, have more experience and be better capitalized, may not also develop programming targeted at the same market.

INTELLECTUAL PROPERTY

         The Company has filed for federal statutory intellectual property protection for its mark GET ENTERTAINMENT TELEVISION and its GET logo. It also intends to obtain intellectual property protection for its programming. While the Company has made every effort to protect all of its intellectual property, to the extent such protections are inadequate, the Company could lose a part or all of these rights which, in time, could have an adverse effect on the Company. The Company, will also seek to maintain its proprietary rights by copyright notices, trademark notices, and trade secret protection. There can be no assurance that meaningful proprietary protection can be attained as a result of such filing or notices, and any proprietary rights that the Company could choose to protect through legal action may involve substantial costs.

GOVERNMENT REGULATIONS

         Although the Company's radio and television networks are not generally directly regulated by the Federal Communications Commission (FCC), the cable television systems and other video distributors to which the Company sells its programming are regulated. As a result, the federal laws and FCC regulations that affect these entities indirectly affect the Company. The cable television industry is subject to extensive federal, state and local regulation. Regulation can take the form of rate controls, programming carriage requirements and programming content restrictions. Such regulation could affect the availability of time on local cable television systems for sale by the Company as well as the price at which such time is available. There can be no assurance that material adverse changes in regulations affecting the cable television industry, in general, or the Company, in particular, will not occur in the future.

EMPLOYEES

         Currently, the Company has one employee, the Company's Chief Executive Officer and Chairman, Marvin A. Schwam. Upon the completion of this Offering (assuming the Maximum Offering), the Company intends to actively search for and hire qualified professionals for the following the positions, certain of which the Company has already filled: (a) ten persons in management including the (i) Chairman and Chief Executive Officer, (ii) President, (iii) Executive Vice President, Chief Financial Officer, (iv) Executive Vice President, Production,
(v) Senior Vice President/Programming and Acquisitions, (vi) Vice President, Affiliate Relations, (vii) Vice President/Marketing, (viii) Vice President, Public Affairs, (ix) Vice President, National Ad Sales, (x) Vice President, Business Affairs; (b) five support person including a staff accountant; (c) two persons for the Company's Website operations; (d) 17 in production; and (e) five in talent. See "Management." The Company also intends to enter into independent consulting agreements with qualified professionals on an as-needed basis and to take advantage of using unpaid interns, typical in the television industry, who will gain experience in connection with the production of the Company's programming.

FACILITIES


         Currently, the Company leases approximately 3,200 square feet of space in a rent stabilized building at a rate of $1,455 per month in New York City which is also the residence of Marvin Schwam, the Company's Chief Executive Officer. Mr. Schwam reimburses the Company in the amount of $727.50 per month for his portion of the rent (representing 50% of the rent). Subsequent to the Initial Closing of this Offering, the Company will seek to lease a facility for its executive offices as well for its production studios.


LEGAL PROCEEDINGS

         The Company is not a party to any material legal proceedings and, to the best of the Company's information, knowledge and belief, none is contemplated or has been threatened.

         Marvin A. Schwam, David Mayer and Richard Moorehead currently serve as members of the Board of Directors of the Company and Mr. Schwam currently serves as the Company's Chief Executive Officer. The remaining individuals noted below will become directors and executive officers of the Company upon the Initial Closing of this Offering.


EXECUTIVE OFFICERS AND DIRECTORS

NAME                                        AGE               POSITION
----                                        ---               --------
Marvin A. Schwam                             55               Chairman of the Board and Chief Executive Officer

William G. ("Pete") Barker, Jr.              64               Chief Financial Officer

Joseph F. Lovett                             52               Executive Vice President, Programming and Production

Jim Arnoff                                   47               Senior Vice President, Program Development and Acquisitions

Michael Ingersoll                            47               Senior Vice President, Public Affairs

Jon R. Allen                                 55               Director

Alan N. Cohen                                67               Director

Ira Laufer                                   70               Director

                                       40



David Mayer                                  56               Director

Shelly Meyers                                38               Director

Richard Moorehead                            55               Director

Seymour Wishman                              55               Director

Deb Zeyen                                    50               Director

---------


MARVIN A. SCHWAM, 55, the founder of GET, has served as the Company's Chief Executive Officer and Chairman and Director since the Company's inception in 1992. Mr. Schwam produced three ongoing series for the Company airing in six major U.S. television markets including Southern California, San Francisco, Los Angeles, Miami, New York City, and Chicago. In 1968, Mr. Schwam founded M. Schwam Floralart, a display firm that because one of New York City's largest Christmas decorating houses. In 1975, M. Schwam Floralart merged with Flowerental Corporation and changed the name of the company to Florenco Foliage System, Inc. ("FFSI"), where he became its Executive Vice President and Chairman of the Board. In 1987, FFSI declared corporate bankruptcy as a result of certain actions undertaken by Mr. Schwam=s partner. In August 1988, the New York bankruptcy court discharged the case and FFSI, along with three of its divisions, was purchased by The Rennoc Corporation. The Rennoc Corporation subsequently sold FFSI, along with one division, back to Mr. Schwam, which was renamed American Floralart and American Christmas Decorations, Inc. As a result of obligations undertaken by Mr. Schwam in connection with certain personal guarantees executed by him on behalf of FFSI, Mr. Schwam filed personal bankruptcy in the New York City, which was discharged in July 1992. From December 1991 to December 1994, Mr. Schwam founded Sayso Communications and Mantalk Agency, both companies involved in the telecommunications industry as information providers for telephone services in connection with events targeted to the gay and lesbian community.

WILLIAM G. BARKER, JR., 64, will become the Company's Chief Financial Officer upon the Initial Closing of this Offering with responsibilities for all financial and administrative functions, including accounting/reporting, cash management, financial control, management information systems, administration, taxes, human resources and internal audit. He will also be responsible for financial analysis and reporting to the Securities and Exchange Commission and shareholders. Mr. Barker's business career spans many aspects of the entertainment and information industries including: tours at CBS as Vice President, Corporate Planning from December 1971 to April 1974, Vice President, Development - Columbia Group from April 1974 to May 1976 and Vice President, Finance & Planning, Television Stations from May 1976 to March 1982; a decade from March 1982 until July 1991, as Senior Vice President, Chief Financial Officer of the CBS/Fox Company (home video) which included involvement in the product acquisition process and the management of the CBS/Fox Studios; and venture management/consulting with the National Health Network (January 1996 - March 1997), the American Transportation Television Network

(August 1992 - February 1993), Statewide Media Group (July 1991 - December
1991), Jankowski Communications Systems (December 1991 - March 1996) and several entertainment and sports projects for presentation on the Internet. Earlier in his career, Mr. Barker served in various senior financial, planning and management positions with the Sun Oil Company (December 1962 - December 1971) and was associated with McKinsey & Company (July 1959 - November 1962) and Price Waterhouse (July 1955 - July 1956). As an officer in the U.S. Army, he served as an instructor in military finance and as a paratrooper. Mr. Barker serves on the Boards of Directors of four mutual funds. He is a Distinguished Alumnus of Dartmouth College and holds on MBA degree from the Amos Tuck School of Business Administration.

JOSEPH F. LOVETT, 52, shall serve as the Company's Executive Vice President, Programming and Production upon the Initial Closing of this Offering where his primary responsibility will be for all facets of programming and production for the Network, including supervising on-air talent; budget and expense responsibility for all productions, and scheduling of critical resources. Mr. Lovett will also have the primary responsibility for preparing materials for the Company's programming committee. See "Business - Programming." Mr. Lovett has served as President and Executive Producer of Lovett Productions from April 1989 when he founded the Company, which produces primetime network specials and documentaries as well as educational and independent films. The specials have included AMERICA'S MISSING CHILDREN with Michael Landon for CBS and OUT IN AMERICA, a PBS hour-long special on gay rights, and IN A NEW LIGHT, an ABC primetime outreach special on AIDS produced in collaboration with the Center for Disease Control and Prevention featuring such personalities as Barbara Walters, Rosie Perez, Stephen Baldwin, Linda Lavin, Arsenio Hall and Paula Abdul. From April 1979 to April 1989, Mr. Lovett was a producer of ABC News 20/20 where he produced, among other things, the Barbara Walters' hour specials on Mike Tyson and the Duvaliers, as well as the earliest in-depth network coverage on AIDS.

JIM ARNOFF, age 47, will become the Company's Senior Vice President, Program Development and Acquisitions upon the Initial Closing of this Offering, where he will work with the creative teams from inception to production, along with the Company's Executive Vice President, Programming and Production. In addition, Mr. Arnoff will be responsible for outreach to community organizations for tie-in opportunities with the Company's programming and actively pursuing co-productions with U.S. and international cable networks, syndicators, home video companies, production companies and motion picture companies. Prior to joining the Company, since March 1989, Mr. Arnoff owned his own agency, working with television producers to create and market programming for network, syndication, cable and home video distribution and providing the television technical crew to the MTV studios. From July 1981 to April 1989, Mr. Arnoff was a television package agent at the William Morris Agency where he packaged among others, THE DR. RUTH SHOW, RICHARD SIMMONS' SLIM COOKING, MOTHER'S DAY with Joan Lunden, LOVING FOR A LIFETIME with Dr. Ruth Westheimer, I FILE with Charlie Rose and two music specials for America Movie Classics channel.

MICHAEL INGERSOLL will serve as the Company's Senior Vice President, Public Affairs upon the Initial Closing of this Offering, where he will have the primary responsibility for representing the

Company and the Network in all areas of communications and public relations. Mr. Ingersoll's goal is to build viewer loyalty, create a heightened awareness of the Company's missions and to support community issues and events which complement's the Company's philosophy. From 1991 to 1997, Mr. Ingersoll was the Director of Affiliate/Public Relations for Summit Communications, Inc., the Northwest's second largest cable operator where his responsibilities included public affair concerns in over 30 regional markets. Mr. Ingersoll was the recipient of Lifetime Television's National Community Affairs Award" in 1992 and the Washington State Cable Communications Association's "President Award" in 1994. Over the past fifteen years, Mr. Ingersoll has created and produced regional and national events including "Comedy Tonight" with Tommy Davidson, "Friends Against Aids" with Dionne Warwick, "A Forum on Domestic Violence" for the City of Seattle and "The National AIDS Housing Conference" in 1996.

JON R. ALLEN will serve as a Director of the Company upon the Initial Closing of this Offering. From August 1992 to the present, Mr. Allen has served as a director of the British Shoe Corp., one of Europe's largest footwear manufacturer with revenues of approximately $750 million. At the British Shoe Company, Mr. Allen headed all brand and product areas including research, brand development, product design, marketing sourcing, and quality assurance. From 1983 to January 1992, Mr. Allen was President of the sourcing subsidiary of Payless Shoesource, with main board responsibility for global sourcing and product, where he managed a staff of 100 in seven countries. During Mr. Allen's tenure with Payless, turnover increased from 240 million to 1.5 billion as domestic US store count went from 850 to 3200.

ALAN N. COHEN will serve as a Director of the Company upon the Initial Closing of this Offering. Since 1977, Mr. Cohen has served as Chairman of ANC Sports Enterprises, which provides rotational signage to sporting events. From 1980 to 1996, Mr. Cohen was President of Andal Corp. a small publicly-owned corporation (Nasdaq Bulletin Board: ANDL) that engaged in a variety of businesses. From 1983 to 1993, Mr. Cohen was Vice-Chairman of the Boston Celtics Corp. and Limited Partnership, which owned the Boston Celtics basketball team and later acquired a radio and television station. From May 1, 1974 to December 31, 1977, Mr. Cohen was the Chief Executive Officer and President of Madison Square Garden Corp. and from 1970 to 1974 (NYSE:MSG), was the Executive Vice President, a member of the Executive Committee and a member of the Board of Directors of Warner Communications (NYSE:TWX).

IRA LAUFER will serve as a Director of the Company upon the Initial Closing of this Offering. Since July 1996, Mr. Laufer has been President and Chief Executive Officer of Thumbs Communications, Inc., an Internet development company, and a division of Western International Media, a subsidiary of Interpublic Group of Companies, Inc. From January 1991 to June 1996, Mr. Laufer was a principal with Freed/Laufer Productions, Inc., which produced the films "Sudie and Simpson" and "Wildflower" for Lifetime television. Mr. Laufer was awarded the 1992 Humanities Award, as Executive Producer for the film "Wildflower" and has won 10 Golden Mikes awards from the Southern California Radio & TV News Association for Best editorial and Best News Commentary.

DAVID MAYER has served as a Director of the Company since May 1997 and has entered into a five (5) year consulting agreement with the Company to perform certain services on behalf of the Company. See "Certain Relationships and Related Transactions." Mr. Mayer had been an independent private investment banker since January 1992. Since July 1997, Mr. Mayer has served as the President of Andean Engineering and Finance Corp., a wholly owned subsidiary of Andean Development Corporation (NASDAQ NMS: "ADCC" and "ADCCW"). From January 1992 to March 1996, Mr. Mayer was a consultant to Premier Artists Services, Inc., Corporate Entertainment Productions, Inc. and Alliance Entertainment, Inc., companies where he consulted with these companies to advise in the implementation of their respective business plans, as well as in connection with mergers and acquisition. In the past, Mr. Mayer has been involved in a number of aspects of television production and broadcast and was a co-founder of one of the United States' first pay television company, Telebeam, Inc.

SHELLY MEYERS will serve as a Director of the Company upon the Initial Closing of this Offering. Since January 1996, Ms. Meyers has been the Chairwoman and Chief Executive Officer of Meyers Capital Management, since March 1996, has been Chairwoman of Meyers Investment Trust and the designated manager of Meyers Pride Value Fund. From July 1994 to February 1996, Ms. Meyers was the Assistant Vice-President, Institutional Asset Management, for the Boston Company as an equity research analyst and assistant portfolio manager where she was the lead analyst for the entertainment, communications, apparel, specialty retail, chemical and energy industries. From June 1993 to September 1993, Ms. Meyers was an analyst with the Boston Company and from June 1989 to September 1992, was the Lead Analyst, International Audit with the Chevron Corporation. Ms. Meyers is a certified public accountant in the State of California, is a member of the American Society of Certified Public Accountants, serves on the Executive Board of Directors for the Los Angeles Gay and Lesbian Center and is a member of the Board of Directors of the Camp Laurel Foundation and of Outfest.

RICHARD MOOREHEAD has served as a member of the Board of Directors of the Company since October 2, 1997. Since January 1995, Mr. Moorehead has been a business consultant to small businesses in connection with developing and implementing their business and strategy plans, installing fiscal and administrative systems to monitor continued growth and direction. In November 1991, Mr. Moorehead sold Container Tooling Corporation to Federal Signal Corporation and remained as President through December 1994. From December 1997 to November 1991, Mr. Moorehead was the owner of Container Tooling Corporation in Neptune, New Jersey, an international container tooling manufacturer or precision tooling for the can industry in the United States, Mexico, Canada, Europe, Asia and Australia.

SEYMOUR WISHMAN will serve as a member of the Board of Directors upon the Initial Closing of this Offering. Mr. Wishman has been an attorney, practicing in New York and New Jersey for the past 32 years. From January 1994, Mr. Wishman has also served as the president of First Run Features, the largest independent theatrical distributor of art films, home videos, and documentaries in the United States. Mr. Wishman worked for President Carter as a deputy assistant during 1977/78. Mr. Wishman has also published a number of books including "Nothing Personal," Confession of a Criminal Lawyer," Anatomy of a Jury," and "Question of Consent."

DEB ZEYEN will serve as a Director of the Company upon the Initial Closing of this Offering. She has been the Vice President, Network Development at CBS since February 1996 where she is involved with long-range strategic planning of the network's promotion, advertising, publicity and image. From 1993 to 1996, Ms. Zeyen was General Manager of WBZ, the Group W station in Boston in charge of program development for the Group W television stations and from 1989 to 1993, she ran KDKA, the Group W station in Pittsburgh, PA.

         Of the nine members of the Board of Directors, all of the Directors, with the exception of Marvin Schwam, the Company's Chief Executive Officer and Chairman, are deemed to be outside directors, however, certain of the Directors, including David Mayer and Richard Moorehead, have material relationships with the Company. See "Certain Relationships and Related Transactions."


         Officers are elected annually by the Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board. The officers of the Company devote full time to the business of the Company. The Company is undertaking an executive search to hire a President and Vice President/Chief Financial Officer for the Company and has interviewed a number of qualified candidates, however, the Company has not entered into any formal agreements with any of these individuals.

         Ira Laufer, a Director of the Company is a first cousin, once removed, to Marvin Schwam, the Company's Chief Executive Officer and Chairman.

COMMITTEES


         The Audit Committee will be established as of the Initial Closing of this Offering. The members of the Audit Committee will be Marvin A. Schwam, CEO and Chairman of the Company, David Mayer, Richard Moorehead, and Alan N. Cohen. It is intended that this committee will review the work of the audit staff and direct reports covering such work to be prepared. The audit committee oversees the continuous audit program to protect against improper and unsound practices and to furnish adequate protection to all assets and records. The audit committee also acts as liaison to the Company's independent certified public accountants, and conducts such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary, from the audit firm.

         The Compensation and Stock Option Committee will be established as of the Initial Closing of this Offering. Its members will be Marvin A. Schwam, Ira Laufer, David Mayer, Seymour Wishman, and Jon Allen. The Compensation and Stock Option Committee makes recommendations with respect to compensation of senior officers and granting of stock options and stock awards.

         The Nominating Committee will be established as of the Initial Closing of this Offering. Its members will be Marvin A. Schwam, Deb Zeyen, and Shelly Meyers. The Nominating

Committee makes recommendations with respect to qualified individuals to become members of the Company's Board of Directors.


ELECTION OF DIRECTORS

         Each director is elected at the Company's annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his or her successor is elected and qualified. At present, the Company's Bylaws provide for not less than one director. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified.

DIRECTORS' COMPENSATION


         Upon the Initial Closing of this Offering, outside Directors will receive $1,000 for attendance at each meeting of the Board of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at the meetings. All outside Directors also receive options to purchase up to 25,000 shares of Common Stock ("Initial Grant") at $4.25 per Share, which options shall vest one year from the date of grant, and shall be exercisable for a period of five (5) years from the date of vesting. It is also the Company's intention that on each annual meeting date subsequent to each outside Directors election as a Director of the Company, beginning with the First Annual meeting date after the Initial Grant for each such Director, the Company will grant an additional 5,000 shares of common stock at the fair market value upon the date of grant for the following two years (for an aggregate of 35,000 options, assuming reelection). Such options shall vest one year from the date of grant, and shall be exercisable for a period of five (5) years from the date of vesting, provided however that if a Director terminates or is terminated from the Board for any reason other than cause, the expiration for all vested options will be 90 days from the date of termination. If a Director is terminated for cause, any unexercised options which have vested will immediately expire.


         Any new Directors will receive a similar number of shares at the fair market value as of the date of vesting. All options granted to outside Directors will be granted pursuant to the Company's Directors Plan. See "Incentive and Nonqualified Stock Option Plans." The Company also intends to purchase D&O insurance for its officers and Directors.


         Additionally, the Company is actively seeking to hire a President, Chief Financial Officer, and Vice President, National Advertising Sales and anticipates that these positions will commence as soon as practicable after the Initial Closing of the Offering.


ADVISORY BOARD

Management is currently in the process of organizing an advisory board of industry professionals who will provide their skills, talents, and vision on a volunteer basis. These individuals include the following:

PHILIP R. BEUTH, 65, is currently the founding and President of Broadcast Consultants, International, which provides consulting services to the entertainment industry. Mr. Beuth served as the President of Early Morning and Late Night Entertainment for ABC from 1986 to 1995 including overall responsibility for GOOD MORNING AMERICA. During his career, Mr. Beuth was President of the ABC affiliate stations in Buffalo, New York, Fresno, California, and Huntington, West Virginia. At ABC, he initiated and supervised the production of four prime time AIDS specials under Executive Producer Joe Lovett, the Company's Executive Vice President, Programming and Production. Mr. Beuth was named a Member of the Year by the New York Broadcasters Association and currently serves on the Board of Directors of the United States Committee of UNICEF and the Design Industries Foundation Fighting AIDS (DIFFA).

KAREN LYNN HERSHEY, 35, is a trial attorney with the New Jersey Department of Law and Public Safety, Division of Law, New Jersey. Since joining the Division of Law in 1987, she has provided legal representation to various agencies within New Jersey State government in the areas of litigation, appellate advocacy and contract negotiation. Ms. Hershey has also produced and hosted radio talk shows on public and commercial radio stations. Currently, she produces a cable television program which airs in 25 cities and towns in New Jersey.

DIANE LACHEL, 45, has been the President of Tacoma City cable system in Tacoma, Washington. From January 1989 to August 1996, Ms. Lachel was the Director of Government and Community Relations with Viacom Cable, in Tacoma, Washington. From June 1991 to August 1996 Ms. Lachel was the President, treasurer and a director of the Washington State Cable Communications Association and a founding member of the Puget Sound chapter for Women in Cable and Communications.

ROBERT MACK, 55, has been a Financial Analyst and been a part of the management team that plans development strategies for the Landis Group (Real Estate) since 1980 and has served as the Vice President-Finance of IntellePro which develops semi-conductor technology since July 1996 and has served as a member of its Board of Directors since December 1996.

JOHN R. MORSE, PH.D., 54, has served as the President of JRM Communications, Inc. a market research consulting company specializing in new electronic media whose client base includes, among others, America Online, CNBC, Prime Network, The Learning Channel, The Talk Channel, American Movie Classics, and TV Guide On Screen. From 1986 to 1991, Dr. Morse was Vice President, Research for Financial News Network where he created and headed the marketing research division for TV, cable, radio, videotext and magazine properties including, FNN, SCORE, TelShop, High Technology Business Magazine, the Learning Channel, data Broadcasting Corporation and United Press International. From 1984 to 1986, Dr. Morse was Supervisor, marketing Research and Planning for ABC where he directed research for all aspects of cable television for ABC's cable properties (including A&E, ESPN, and Lifetime).

ADVISORY BOARD COMPENSATION

         Each of the members of the Company's Advisory Board receive options to purchase 2,500 shares of Common Stock at $4.25 per Share, which options shall vest upon the date of grant and shall be exercisable for a period of five years from the date of vesting.

EXECUTIVE COMPENSATION

CASH COMPENSATION


         For the years ended October 31, 1996, 1995, and 1994, and the eleven months ended September 30, 1997 no compensation was paid to any person, including the Company's President and Chief Executive Officer, Marvin A. Schwam.


EMPLOYMENT AGREEMENTS


         MARVIN A. SCHWAM, CHIEF EXECUTIVE OFFICER AND CHAIRMAN. The Company has entered into a written three-year employment agreement with the Company's Chief Executive Officer and Chairman, Marvin A. Schwam which shall commence upon the Initial Closing of this Offering. Pursuant to the terms and conditions of his employment agreement, Mr. Schwam shall receive an initial annual base salary of $155,000 plus options to purchase 75,000 shares of common stock at an exercise price of $4.25 for a period of 3 years from the date of vesting, of which one-third (25,000) shall vest on first anniversary of the Initial Closing of this Offering, and the remaining options shall vest one-third and one-third on the second and third anniversary of the Initial Closing. Mr. Schwam shall also be entitled to a bonus, as determined by the Company's Board of Directors and to medical and vacation benefits, as well as to an initial automobile allowance of $1,000 per month.

         Under the terms of the Agreement, the Company's may terminate Mr. Schwam's employment either with or without cause. If Mr. Schwam is terminated by the Company without cause, the Company would be obligated to pay that executive an amount equal to not less than two (2) times Mr. Schwam's then current annual compensation (including base salary and bonus). Additionally, Mr. Schwam would be entitled to participate in, and accrue medical benefits for, a period of two years after the date of termination without cause (by the Company) or for good cause (by Mr. Schwam). To the extent that Mr. Schwam is terminated for cause or if Mr. Schwam resigns, no severance benefits shall be paid.

         William G. "Pete" Barker, Jr., Chief Financial Officer. The Company has entered into an oral three-year employment agreement with the Company's Chief Financial Officer, Pete Barker, which shall commence upon the Initial Closing of this Offering. Pursuant to the terms and conditions of his employment agreement, Barker shall receive an initial annual base salary of $100,000 plus options to purchase up to 100,000 shares of common stock at an exercise price of $4.25 for a period of 3 years from the date of vesting, of which options to purchase up to 50,000 Shares shall vest on the first anniversary of the Initial Closing of this Offering, options to purchase up to an additional 25,000 Shares shall vest on the second anniversary of the Initial Closing and the remaining options to purchase up to 25,000 Shares shall vest on the third anniversary of the Initial Closing. Mr. Barker shall also be entitled to a bonus, as determined by the Company's Board of Directors and to medical and vacation benefits.

         JOSEPH F. LOVETT, EXECUTIVE VICE PRESIDENT, PROGRAMMING AND PRODUCTION. The Company has entered into an oral three-year employment agreement with the Company's Executive Vice President, Programming and Production, which shall commence upon the Initial Closing of this Offering. Pursuant to the terms and conditions of his employment agreement, Mr. Lovett shall receive an initial annual base salary of $125,000 plus options to purchase 40,000 shares of common stock at an exercise price of $4.25 for a period of 3 years from the date of vesting, of which one-third (13,333) shall vest on the first anniversary of the Initial Closing of this Offering, and the remaining options shall vest one-third on the second (13,333) and third (13,334) anniversary of the Initial Closing. Mr. Lovett shall also be entitled to a bonus, as determined by the Company's Board of Directors and to medical and vacation benefits.

         JIM ARNOFF, SENIOR VICE PRESIDENT, PROGRAM DEVELOPMENT AND ACQUISITIONS. The Company has entered into an oral three-year employment agreement with the Company's Senior Vice President, Program Development and Acquisitions, which shall commence upon the Initial Closing of this Offering. Pursuant to the terms and conditions of his employment agreement, Mr. Arnoff shall receive an initial annual base salary of $100,000 plus options to purchase 30,000 shares of common stock at an exercise price of $4.25 for a period of 3 years from the date of vesting, of which one-third (10,000) shall vest on the first anniversary of the Initial Closing of this Offering, and the remaining options shall vest one-third and one-third on the second (10,000) and third (10,000) anniversary of the Initial Closing. Mr. Arnoff shall also be entitled to a bonus, as determined by the Company's Board of Directors and to medical and vacation benefits.

         MICHAEL INGERSOLL, SENIOR VICE PRESIDENT, PUBLIC AFFAIRS. The Company has entered into an oral three-year employment agreement with the Company's Senior Vice President, Public Affairs, which shall commence upon the Initial Closing of this Offering. Pursuant to the terms and conditions of his employment agreement, Mr. Ingersoll shall receive an initial annual base salary of $80,000 plus options to purchase 30,000 shares of common stock at an exercise price of $4.25 for a period of 3 years from the date of vesting, of which one-third (10,000) shall vest on the first anniversary of the Initial Closing of this Offering, and the remaining options shall vest one-third and one-third on the second (10,000) and third (10,000) anniversary of the Initial Closing. Mr. Ingersoll shall also be entitled to a bonus, as determined by the Company's Board of Directors and to medical and vacation benefits.


STOCK OPTIONS


         For the years ended October 31, 1996, 1995 and 1994 and the eleven months ended September 30, 1997, there were no options granted to the Company's President and Chief Executive Officer, Marvin A. Schwam.

INCENTIVE AND NONQUALIFIED STOCK OPTION PLANS

         On July 31, 1997, the Company's Directors, and a majority of the Company's shareholders and a majority of the Company's shareholders adopted the Company's Stock Option Plan (the "Stock Option Plan") and Directors Option Plan (the "Directors Plan").

         Under the Stock Option Plan and the Directors Plan, 500,000 shares of Common Stock and 400,000 shares of Common Stock, respectively, are reserved for issuance upon exercise of options. The Plans are designed to serve as an incentive for retaining qualified and competent employees and directors. No options have been issued under the Plans.

         The Company's Board of Directors, or a committee thereof, administers and interprets the Stock Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company. The Stock Option Plan provides for the granting of "incentive stock options" (as defined in Section 422 of the Internal Revenue Code), non-statutory stock options and "reload options." Options may be granted under the Stock Option Plan on such terms and at such prices as determined by the Board, or a committee thereof, except that in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under the Plans that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

         The purchase price for any option under the Stock Option Plan may be paid in cash, in shares of Common Stock or such other consideration that is acceptable to the Board of Directors or the committee thereof. If the exercise price is paid in whole or in part in Common Stock, such exercise may result in the issuance of additional options, known as "reload options," for the same number of shares of Common Stock surrendered upon the exercise of the underlying option. The reload option would be generally subject to the same provisions and restrictions set forth in the Stock Option Plan as the underlying option except as varied by the Board of Directors or the committee thereof. A reload option enables the optionee to ultimately own the same number of shares as the optionee would have owned if the optionee had exercised all options for cash.

         Only non-employee directors are eligible to receive options under the Directors Plan. The Directors Plan provides for an automatic grant of an option to purchase 25,000 shares of Common Stock upon a person's election as a director of the Company and an automatic grant of an option to purchase 5,000 shares of Common Stock at each annual meeting through which a director's term continues.

         Options granted under the Stock Option Plan will be exercisable after the period or periods specified in the option agreement, and options granted under the Directors Plan are exercisable immediately. Options granted under the Plans are not exercisable after the expiration of five years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. The Plans also authorize the Company to make loans to optionees to enable them to exercise their options.


         As of the date of this Offering, options to purchase 275,000 Shares have been reserved under the Stock Option Plan and options to purchase 200,000 shares have been reserved under the Directors Plan.


INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "NYBCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

         Section 722 of the NYBCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a "derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the NYBCL provides that Article 7 of the NYBCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

         The Company's Amended and Restated Certificate of Incorporation requires the Company to indemnify its officers and directors to the fullest extent permitted under the NYBCL. Furthermore, the Company's By-laws provides that the Company, to the full extent permitted and in the manner required by the laws of the State of New York, may indemnify any officer or director (and the heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of the Company to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that such director or officer, or such director's or officer's testator or intestate, was a director or officer of the Company or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity.

         Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the NYBCL, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL. Article 7 of the Company's Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its shareholders for any breach of duty in such capacity except for liability in the event a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained, in fact, a financial profit or other advantage to which he or she was not legally entitled or that such director's acts violated Section 719, or its successor, of the NYBCL.

         Any amendment to or repeal of the Company's Certificate of Incorporation or by-laws shall not adversely affect any right or protection of a director or officer of the Company for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         The Company maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Company against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Company against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company's current executive office is also the residence of Mr. Marvin Schwam, the Company's Chief Executive Officer and Chairman of the Board. Between June 1993 and December 1996, the Company paid 50% of Mr. Schwam's rent (representing $727.50 per month of the total monthly rent of $1,455.00).

         Alan N. Cohen, a shareholder of the Company and who shall become a member of the Board of Directors upon the Initial Closing of this Offering, loaned the Company $12,500, pursuant to a promissory note dated November 4, 1994. The note is payable on written demand by Mr. Cohen, plus interest at a rate of 8% per year.

         On July 21, 1997, the Company received a loan in the principal amount of $200,000 from Richard P. Moorehead, currently a Director of the Company, pursuant to a promissory note. These funds have been allocated to pay for certain expenses related to this Offering. The loan, which bears interest at 8-1/2% per year, will be due the earlier of (1) the Final Closing of this Offering or (2) June 30, 1999. in connection with the loan, Mr. Moorehead also received 176,000 shares of Common Stock, subject to a lock-up period of twenty-four months from the effective date of Offering or such other lock-up period as may be imposed by the Representative, NASD or any other national exchange.

         In May 1997, the Company entered into a five year consulting agreement with David Mayer, currently a Director of the Company since May 1997, whereby Mr. Mayer shall perform certain services to and on behalf of the Company including, among other things, (i) advising and consulting within the Company in the preparation and implementation of the Company's business plan; (ii) advising and consulting with the Company concerning financing planning, corporate organization and structure, financial matters concerning the operation of the business of the Company, and private and public equity and debt financing, acquisitions, (iii) acting as a financial public relations person; and (iv) assisting and advising the Company regarding shareholder meetings, and interviews with members of the financial community, including the media. Pursuant to the agreement, the Company has agreed to pay Mr. Mayer $100,000 per year for five (5) years, or as otherwise agreed upon between Mr. Mayer and the Company's Chief Executive Officer, plus 185,000 Shares. The payment of Mr. Mayer's cash compensation will not occur until such time as the Company receives private or public financing of not less than $5 million. The Company has also agreed to indemnify Mr. Mayer in the fulfilling of his duties unless Mr. Mayer has been negligent in the performance of such duties.

         Ira Laufer, who will become a member of the Board of Directors of the Company upon the Initial Closing of this Offering, is also the CEO and Chairman of Thumbs Up Productions, a division of Western International Media. See "Business - Strategy and Distribution."

         Dr. John R. Morse, a member of the Company's Advisory Board, is also the President of JRM Communications, Inc., a marketing and research company with whom GET has contracted to help prepare business plans and a marketing survey. Since the Company's inception, JRM has received an aggregate of $7,000 from the Company in connection with the services provided by JRM to the Company and an additional $1,500 is due and outstanding to JRM.

                             PRINCIPAL SHAREHOLDERS


         At November 30, 1997 there were 2,775,000 shares of the Company's Common Stock issued and outstanding. The following table sets forth certain information regarding the Company's Common Stock (currently the sole class of voting securities) beneficially owned at September 30, 1997 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director and officer of the Company as of the Initial Closing of this Offering, and (iii) all directors and officers as a group. Unless otherwise set forth, the mailing addresses for the individuals named is 7 East 17th Street, New York, New York 10003.



                                                    PERCENTAGE OF OUTSTANDING CLASS OF
NAME AND ADDRESS           AMOUNT OF                        COMMON STOCK OWNED
OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP       PRIOR TO OFFERING    MINIMUM     MAXIMUM
-------------------   --------------------       -----------------    -------     -------

Marvin A. Schwam(1)       2,050,000                74.3%               44.1%       40.0%
William G. Barker(2)         25,000                  .9%                 .5%         .5%
Joseph F. Lovett(3)          75,000                 2.7%                1.6%        1.5%
Jim Arnoff(4)               100,000                 3.6%                2.1%        1.9%
Michael Ingersoll(5)         50,000                 1.8%                1.1%        1.0%
Jon R. Allen                     (6)                -0-                 -0-         -0-
Alan N. Cohen(6)             25,000                  .9%                 .5%         .5%
Ira Laufer                       (6)                -0-                 -0-         -0-
David Mayer(7)              185,000                 6.7%                4.0%        3.6%
Shelly Meyers                    (6)                -0-                 -0-         -0-
Richard Moorehead(8)        176,000                 6.3%                3.8%        3.4%
Seymour Wishman                  (6)                -0-                 -0-         -0-
Deb Zeyen                        (6)                -0-                 -0-         -0-

All Officers and
  Directors as a group
 (eleven (11) persons)    2,686,000                96.8%               57.7%       52.4%

-----------


(1) Does not include options to purchase 75,000 shares of common stock at an exercise price of $4.25 for a period of 3 years from the date of vesting, of which one-third (25,000) shall vest on the first anniversary of the Initial Closing of this Offering, and the remaining options shall vest one-third and one-third on the second and third anniversary of the Initial Closing of this Offering.

(2) Does not include options to purchase 100,000 shares of common stock at an exercise price of $4.25 $4.25 for a period of 3 years from the date of vesting, of which fifty percent (50% or 50,000) shall vest on the first anniversary of the Initial Closing of this Offering, and the remaining options shall vest twenty-five percent (25% or 25,000) and twenty-five percent (25% or 25,000) on the second and third anniversary of the Initial Closing of this Offering.

(3) Does not include options to purchase 40,000 shares of common stock at an exercise price of $4.25 for a period of 3 years from the date of vesting, of which one-third (13,333) shall vest on the first anniversary of the Initial Closing of this Offering, and the remaining options shall vest one-third and one-third on the second and third anniversary of the Initial Closing of this Offering.

(4) Does not include options to purchase 30,000 shares of common stock at an exercise price of $4.25 for a period of 3 years from the date of vesting, of which one-third (10,000) shall vest on the first anniversary of the Initial Closing of this Offering, and the remaining options shall vest one-third and one-third on the second and third anniversary of the Initial Closing of this Offering.

(5) Does not include options to purchase 30,000 shares of common stock at an exercise price of $4.25 for a period of 3 years from the date of vesting, of which one-third (10,000) shall vest on the first anniversary of the Initial Closing of this Offering, and the remaining options shall vest one-third and one-third on the second and third anniversary of the Initial Closing of this Offering.

(6) Does not include options to purchase up to 25,000 shares of Common Stock (Initial Grant) at $4.25 per Share, which options shall vest one year from the date of grant, and shall be exercisable for a period of five (5) years from the date of vesting. See "Directors' Compensation."

(7) Includes 185,000 shares issued in connection with Mr. Mayer's consulting agreement with the Company. See "Certain Relationships and Related Transactions." Does not include options to purchase up to 25,000 shares of Common Stock at $4.25 per Share, which options shall vest one year from the date of grant, which shall be the Initial Closing of this Offering, and shall be exercisable for a period of five
         (5) years from the date of vesting. See "Directors' Compensation."

(8) Includes 176,000 shares issued in connection with a loan made by Mr. Moorehead to the Company. See "Certain Relationships and Related Transactions." Does not include options to purchase up to 25,000 shares of Common Stock at $4.25 per Share, which options shall vest one year from the date of grant, which shall be the Initial Closing of this Offering, and shall be exercisable for a period of five (5) years from the date of vesting. See "Directors' Compensation."


                           DESCRIPTION OF SECURITIES

UNITS


         The Company is offering a minimum of 1,882,350 Units and a maximum of 2,350,000 Units at $4.25 per Unit (for an aggregate of $7,999,987.50 and $9,987,500, respectively), each Unit consists of one (1) share of Common Stock, par value $.0001 per share and one (1) Redeemable Common Stock Purchase Warrant for an aggregate Minimum Offering of 1,882,350 Shares, 1,882,350 Warrants to purchase approximately 941,175 shares of Common Stock and an aggregate Maximum Offering of 2,350,000 Shares, 2,350,000 Warrants to purchase approximately 1,117,500 Shares. The Warrants are not immediately separable from the Units, but will become separable on or before six months from the Initial Closing, subject to the earlier separability in the sole discretion of the Representative. See "Common Stock" and "Warrants."


COMMON STOCK

         The Company is authorized to issue 40,000,000 shares of Common Stock, par value $.0001, of which 2,775,000.shares are issued and outstanding as of September 30, 1997, which are held of record by 18 shareholders. The outstanding shares of Common Stock are fully paid and non-assessable. In September 1997, the Company undertook a 13,875:1 for one forward stock split, based upon the Company's initial number of authorized shares being 200, which amount was subsequently increased to 40,000,000 shares in September 1997. The Company has also reserved up to 600,000 shares of Common Stock pursuant to its Stock Option Plan and Directors Plan.

         The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.

         Upon any liquidation, dissolution or winding-up of the Company, the assets of the Company, after the payment of the Company's debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive or conversion rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The holders of Common Stock are entitled to share equally in dividends if, as and when declared by the Board of Directors of the Company, out of funds legally available therefor, subject to the priorities accorded any class of preferred stock which may be issued. A consolidation or merger of the Company, or a sale, transfer or lease of all or substantially all of the assets of the Company, which does not involve distribution by the Company of cash or other property to the holders of Common Stock, will not be deemed to be a liquidation, dissolution or winding up of the Company.

PREFERRED STOCK

         The Company is authorized to issue 2,500,000 shares of preferred stock, par value $.0001 per share. The Board of Directors of the Company has the authority, without further action by shareholders, to issue the preferred stock in one or more series, and to fix for any series the dividend rate, redemption price, liquidation or dissolution preferences, conversion rights, voting rights and other preferences and privileges.


WARRANTS

         The Warrants will be issued in registered form pursuant to an agreement dated the date of this Prospectus (the "Warrant Agreement"), between the Company and American Stock Transfer and Trust Company as Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the Warrants which form a part of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

         The Company is offering a minimum of 1,882,350 and a maximum of 2,350,000 redeemable Common Stock Purchase Warrants ("Warrants"). Each two Warrants entitles the holder to purchase one share of Common Stock at $5.25 per share ("Warrant Exercise Price"), which exercise price has been arbitrarily determined by the Company and the Representative, subject to certain adjustments, commencing on the applicable date of closing (depending upon which closing the purchaser purchased his or her Units) and continuing until five years from the date of this Prospectus. The Warrants are redeemable by the Company for $.05 per Warrant, at any time, commencing one year from the date of this Prospectus of this Offering, upon 30 days' prior written notice, if the average closing bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded, equals or exceeds $6.50 per share for 20 consecutive trading days and ending within 30 days prior to the date the notice is given. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

         The Warrants may be exercised at any time and continuing thereafter until the close of five years from the date hereof, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

         Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time beginning one year from the date hereof to redeem the Warrants, at a price of $.05 per Warrant, by written notice to the registered holders thereof, mailed not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date. The Company may exercise this right only if the average of the closing bid price for the Common Stock for twenty (20) trading days ending no more than 30 days prior to the date that the notice of redemption is given, equals or exceeds $6.25, subject to adjustment. Any such redemption shall be for all outstanding Warrants. If the Company exercises its right to call Warrants for redemption, such Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Warrants of record at least thirty (30) days, but not more than sixty (60) days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Act is not then in effect.

         The Warrant Agreement permits the Company and the Warrant Agent without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Warrants then outstanding; however no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

         In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Securities Act of 1933, as amended. See "Risk Factors - Necessity to Maintain Current Prospectus" and "State Blue Sky Registration Required to Exercise Warrants."

         Each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. The Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

         Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of Common Stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the Company merges, reorganizes or is acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in the distribution of the Company's assets.

         For the life of the Warrants, subject to the redemption provision, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock of the Company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

         In the event that the Warrants are called for redemption, the Warrant holders may not be able to exercise their Warrants in the event that the Company has not updated this Prospectus in accordance with the requirements of the Securities Act or these securities have not been qualified for sale under the laws of the state where the Warrant holder resides. See "Risk Factors." In addition, in the event that the Warrants have been called for redemption, such call for redemption could force the Warrant holder to either (i) assuming the necessary updating to the Prospectus and state blue sky qualifications have been effected, exercise the Warrants and pay the exercise price at a time when, in the event of a decrease in market price from the period preceding the issuance of the call for redemption, it may be less than advantageous economically to do so, or (ii) accept the redemption price, which, in the event of an increase in the price of the stock, could be substantially less than the market value thereof at the time of redemption.

THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TAX CONSIDERATIONS THAT MAY INVOLVE A PARTICULAR PURCHASER. ACCORDINGLY, ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE SHARES OF COMMON STOCK AND WARRANTS. STOCK OPTIONS

STOCK OPTIONS


         Currently, there are options to purchase up to aggregate of 487,500 shares of Common Stock at $4.25 per Share. Of these options, options to purchase up to 275,000 shares are exercisable for a period of 3 years from the date of vesting, of which options to purchase up to 108,333 shares shall vest on the first anniversary of the Initial Closing of this Offering, 83,333 options shall vest on the second anniversary of the Initial Closing and the remaining 83,334 options shall vest on the third anniversary of the Initial Closing. These options have been granted to executive officers of the Company and have been reserved pursuant to the Company's Stock Option Plan. Options to purchase up to 200,000 shares of Common Stock vest one year from the date of grant, and shall be exercisable for a period of five (5) years from the date of vesting. These options were granted to outside Directors of the Company and have been reserved pursuant to the Company's Directors Plan. Additionally, options to purchase an aggregate of 12,500 shares of Common Stock were granted to the Company's Advisory Board, which options vest upon the date of grant, which shall initially be the effective date of this Offering. See "Management - Directors' Compensation and Incentive and Nonqualified Stock Optionee Plans."


CERTAIN NEW YORK LEGISLATION

         New York has enacted legislation that may deter or frustrate takeovers of New York corporations. The New York Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The New York Affiliated Transactions Act generally requires super majority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). New York law and the Company's Articles and Bylaws also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, the Company's Articles and New York law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

                   RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE

         Upon the consummation of this Offering, the Company will have 5,125,000 Shares (assuming the Maximum Offering and 4,657,350 Shares, assuming the Minimum Offering) of Common Stock outstanding (but without giving effect to the exercise of the Warrants) of which 2,775,000 shares of Common Stock outstanding are restricted securities as such term is defined under the Act.

         Of the shares of Common Stock, assuming the Maximum Offering, 2,350,000 shares (assuming the Maximum Offering, and 1,882,350 shares, assuming the Minimum Offering) sold in this Offering will be freely tradeable without restriction or further registration under the Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which shares will be subject to the resale limitations of Rule 144 under the Act. An additional 1,175,000 shares (assuming the Maximum Offering, and approximately 941,175 shares, assuming the Minimum Offering) of Common Stock have been registered and reserved for issuance upon exercise of the Warrants.

         In general, Rule 144, promulgated under the Act, permits a shareholder of the Company who has beneficially owned restricted shares of any class of common stock for at least one year to sell without registration, within a three-month period, such number of shares not exceeding the greater of one percent of the then outstanding shares of any class of common stock or, generally, the average weekly trading volume during the four calendar weeks preceding the sale, assuming compliance by the Company with certain reporting requirements of Rule 144. Furthermore, if the restricted shares of any class of common stock are held for at least two years by a person not affiliated with the Company (in general, a person who is not an executive officer, director or principal shareholder of the Company during the three month period prior to resale), such restricted shares can be sold without any volume limitation. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Company's Common Stock.


         Notwithstanding the foregoing, all of the Company's holders of Common Stock prior to the Initial Closing of this Offering have agreed not to, directly or indirectly, offer to sell, contract to sell, sell, transfer, assign, encumber, grant an option to purchase or otherwise dispose of any beneficial interest in such securities for a period of 24 months from the date hereof without the prior written consent of the Representative. An appropriate legend referring to these restrictions will be marked on the face of the certificates representing all such securities.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Units, Common Stock and Warrants is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, NY 10005.

                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for whom The Agean Group, Inc. is acting as Representative, have severally agreed to use their best efforts to offer and sell a minimum of 1,882,350 Units on a "best efforts, all or none" basis and an additional 467,650 Units on a "best efforts" basis, for a maximum of 2,350,000 Units at $4.25 per Unit (for an aggregate of $7,999,987.50, assuming the Minimum Offering and $9,987,500, assuming the Maximum Offering):

   UNDERWRITER                                            NUMBER OF UNITS


The Agean Group, Inc.                                     Up to 2,350,000 Units
                                                          =====================
TOTAL


         The Units are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and certain other conditions.


         The Company has been advised by the Representative that Underwriters propose to offer the Securities offered hereby to the public at the Offering price set forth on the cover page of this Prospectus. The Representative has advised the Company that the Underwriters propose to offer the Securities through members of the National Association of Securities Dealers, Inc. ("NASD"), and may allow a concession, in their discretion, to certain dealers who are members of the NASD and who agree to sell the Securities in conformity with the NASD Conduct Rules. Such concessions shall not exceed the amount of the underwriting discount that the Underwriters are to receive. There is no assurance that any of the Securities offered hereby will be sold, and there is no firm commitment from the Underwriter or any other broker-dealer or person to sell or pay for any Units offered hereby.


         Officers and directors of the Company may introduce the Representative to persons to consider this Offering and purchase Securities either through the Representative, other Underwriters, or through participating dealers. In this connection, officers and directors will not receive any commissions or any other compensation.


         The Company has agreed to pay the Representative a commission of ten (10%) percent of the gross proceeds of this Offering ("Underwriting Discount"). In addition, the Company has agreed to pay to the Representative a non-accountable expense allowance of three (3%) percent of the gross proceeds of this Offering, of which $20,000 has been advanced to date. The

Representative's expenses in excess of the non-accountable expense allowance will be paid by the Representative. To the extent that the expenses of the Representative are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the Representative, provided that any unaccounted for portion of the $20,000 advanced to the Representative for non-accountable expenses will be returned to the Company in the event that this Offering is not consummated. The Representative may reallow all or a portion of its selling commissions and expense allowance to any selected dealers in regard to Units sold by them in this Offering.

         The Company has agreed to engage the Representative as a financial advisor for a period of three (3) years from the consummation of this Offering, at a fee of $105,000, payable at the Final Closing of this Offering. Pursuant to the terms of a financial advisory agreement, the Representative has agreed to provide, at the Company's request, advice to the Company concerning potential merger and acquisition and financial proposals, whether by public financing or otherwise. The Company has also agreed to grant the Representative the right to appoint an advisor to attend the meetings of the Board, in a non-voting capacity, however that person has not yet been identified by the Representative.

         All funds received for the sale of the Minimum Offering of 1,882,350 Units offered hereby will be deposited in an escrow account with United National Bank, a commercial bank meeting the qualifications to act as Escrow Agent ("Escrow Agent") as required by the Commission, and pursuant to the terms of a written Escrow Agreement, to be held until the earlier of (i) the date the Minimum Offering proceeds have been received in such escrow account, or (ii) the 90th day after the Effective Date of this Prospectus (plus an additional 90-day period, if extended by mutual consent of the Representative and the Company). In the event the Minimum Offering is not sold during this 90-day period, or 180-day period if extended, the proceeds from the sale of Units in this Offering will be refunded to subscribers promptly in full, without interest thereon or deduction therefrom. All funds will be invested in funds permissible by the Commission. Until such time as the proceeds of this Offering have been released from escrow, purchasers will be deemed subscribers and not shareholders of the Company, and they will have no right to demand return of their subscription payments,during the escrow period (except as permission by state rescission laws). After the sale of the Minimum Offering of Units, the Company and the Representative may continue to offer the balance of this Offering for any remainder of the 90-day period, or extended 180-day period of this Offering.

         The Initial Closing of this Offering shall occur at such time as the Minimum Offering has been attained. Thereafter there may be additional closing(s) at such time as additional gross proceeds in tranches of $500,000 shall have been received. The final closing ("Final Closing") shall occur the earlier (a) of _______, 199__ (90 days from the date of this Prospectus unless extended for an additional 90 days upon the mutual consent of the Company and the Underwriter) or (b) at such time as 2,350,000 Units have been sold.


         The Underwriter has informed the Company that it does not intend to confirm sales of Units offered hereby to any accounts over which its exercises discretionary authority and that the Underwriter and any participating broker-dealer will transmit to the Escrow Agent any funds received from investors by noon of the next business day after receipt.

         The Company's securities may be considered "penny stock" under a Commission rule that imposes additional sales practice requirements on underwriters and broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5 million). For transactions covered by the rule, the underwriter or broker-dealer must make a special suitability determination about the purchaser (which concerns financial and business sophistication previous investment experience and financial condition) and have received the purchaser's written agreement to the transaction prior to the sale. Such underwriters or broker-dealers must also, prior to the sale, provide the customer with a risk disclosure document which identifies risks associated with investing in "penny stocks" and which describes the market therefor as well as a brief description of the broker-dealer's obligations under certain "Penny Stock Rules" and rights and remedies available to customers under federal and state securities laws. The broker-dealer must obtain a signed and dated acknowledgment from its customer demonstrating that the customer has actually received the required risk disclosure document before the first transaction in penny stock. Consequently, such rules will affect the ability of the Representative and any broker-dealers to sell the Company's securities and will affect the ability of purchasers in this Offering to sell their securities in the secondary market, if any.

         Prior to the Offering, there has been no public market for the Units, or the Common Stock, Warrants, or the shares of Common Stock underlying the Warrants. Consequently, the initial public Offering price for the Securities, and the terms of the Warrants (including the exercise price of the Warrants), have been determined by negotiation between the Company and the Representative. Among the factors considered in determining the public offering price were the history of, and the prospect for, the Company's business, an assessment of the Company's management, its past and present operations, the Company's development and the general condition of the securities market at the time of the Offering. The public offering price does not necessarily bear any relationship to the Company's assets, book value, earnings or other established criterion of value. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Shares and/or Warrants will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that the Shares and/or Warrants can be resold at any time at the Offering or any other price. See "Risk Factors."


         At each closing of the Offering, the Company will issue to the Representative and/or persons related to the Representative, for nominal consideration, Common Stock Representative Warrants ("Representative's Warrants") to purchase up to 10% of the outstanding units sold in connection with that closing. The Representative's Warrants will be exercisable for a five-year commencing one year from the date of this Prospectus. The initial exercise price of each Representative Warrant shall be $6.375 per share (150% of the public Offering price). The initial exercise price of each Representative Warrant shall be $6.375 per Underlying Warrant (150% of the public Offering price). Each Underlying Warrant will be exercisable for a three

(3) year period commencing on the date of this Prospectus to purchase one share of Common Stock at an exercise price of $7.875 per share of Common Stock. The Representative's Warrants will not be transferable for one year from the commencement of trading of the Company's Securities, Prospectus, except (i) to officers of the Representative, other Underwriters, and members of the selling group and officers and partners thereof; (ii) by will; or (iii) by operation of law.


         The Representative's Warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Representative's Warrants contain net issuance provisions permitting the holders thereof to elect to exercise the Representative's Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of the exercise to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of either Common Stock without a corresponding increase in capital. A net exercise of the Representative's Warrants will have the same dilutive effect on the interests of the Company's shareholders as will a cash exercise. The Representative's Warrants do not entitle the holders thereof to any rights as a shareholder of the Company until such Representative's Warrants are exercised and shares of Common Stock are purchased thereunder.

         The Representative's Warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Act. The Company has agreed that if it shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the Commission, the holders shall have the right, for five years from the date of this Prospectus, to include in such registration statement or offering statement the Representative's Warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, the Company has agreed that, upon request by the holders of 50% or more of the Representative's Warrants and the registrable securities during the period commencing one year from the commencing of trading of the Company's Securities and expiring four years thereafter, the Company will, under certain circumstances, register the Representative's Warrants and/or any of the securities issuable upon their exercise.


         The Company has also agreed that if the Company participates in any merger, consolidation or other such transactions which the Representative has brought to the Company during a period of five years after Initial Closing of this Offering, and which is consummated after the Initial Closing of this Offering (including an acquisition of assets or stock for which it pays, in whole or in part, with Shares or other securities).


         The Company has agreed to indemnify the Underwriters against any costs or liabilities incurred by the Underwriters by reasons of misstatements or omissions to state material facts in connection with statements made in the Registration Statement and the Prospectus. The Underwriters have in turn agreed to indemnify the Company against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Prospectus, based on information relating to the Underwriters and furnished in writing by the

Underwriters. To the extent that this section may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

         Pursuant to the Underwriting Agreement, all current shareholders of the Company have agreed not to sell, transfer or otherwise dispose of an aggregate of 2,775,000 shares of Common Stock during a twenty-four month lock-up period commencing on the date of this Prospectus without the prior written consent of the Representative. The Representative does not have a general policy with respect to the release of these shares prior to the expiration of the lock-up.

         The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."


         The Underwriter was incorporated in 1992 and commenced business as a Florida based broker-dealer in 1993. This is the first public offering in which it has served as the managing or lead underwriter or exclusive agent for the sale of securities. No beneficial owner of the Company's unregistered securities has any direct or indirect affiliation or association with any NASD member. Additionally, no NASD member intending to participate in the Offering has a conflict of interest with the Company.

         While no current or prospective officer, director or affiliate of the Company has indicated that he or she intends to purchase any of the Units offered hereby in order to attain completion of the Minimum Offering, certain of these individuals may do so. The purchase of a significant number of Units are purchased by any of these persons could limit the breadth and scope of the market for the Company's securities. Any such purchases will be made for investment purposes only, and not for redistribution. See "Risk Factors - No Firm Commitment to Purchase Units."


                                  LEGAL MATTERS

         Legal matters in connection with the Units, Common Stock, the Warrants, and the Common Stock underlying the Warrants being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. Dreier & Baritz, LLP, has acted as counsel to the Underwriter in connection with this Offering.

                                     EXPERTS


         The balance sheet of the Company as of October 31, 1996, and the related statements of operations, statements of shareholders' deficit and cash flows for each of the two years in the period ending October 31, 1996 and 1995, included in this Prospectus have been so included in reliance upon the report of Spear, Safer, Harmon & Co., P.A., independent accountants, given on authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement in Washington, D.C., on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such materials can be obtained from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above. Additionally, the Commission maintains a Web sit that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission and the address of such site is (http://www.sec.gov).

         The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may from time to time deem appropriate or as may be required by law.


                       GAY ENTERTAINMENT TELEVISION, INC.

                          Index to Financial Statements

                                                                                                     PAGE
                                                                                                     ----
Report of Independent Certified Public Accountants.................................................  F-2

Balance Sheets as of October 31, 1996 and September 30,
   1997 (unaudited)................................................................................  F-3

Statements of Income for the year ended October 31, 1995 and 1996 and the eleven months ended September 30, 1996 and 1997 (unaudited).................................  F-4

Statements of Cash Flows for the years ended October 31, 1995 and 1996 and the eleven months ended September 30, 1996 and 1997 (unaudited).................................  F-5

Statements of Shareholders' Equity for the years ended October 31, 1994, 1995 and 1996 and the eleven months ended September 30, 1996 and 1997 (unaudited).............................  F-6

Notes to Financial Statements......................................................................  F-7


                                  [LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Gay Entertainment Television, Inc.
New York, New York

We have audited the accompanying balance sheet of Gay Entertainment Television, Inc. (A Development Stage Company) as of October 31, 1996 and the related statements of operations, changes in shareholders' deficiency and cash flows for each year in the two year period ended October 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gay Entertainment Television, Inc. as of October 31, 1996 and the results of their operations and their cash flows for each of the two years in the period ended October 31, 1995 and 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses of approximately $38,000 and $40,000 for 1995 and 1996, respectively, and has used substantial amounts of working capital in its operations. Such uncertainties raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.



/s/ SPEAR, SAFER, HARMON & CO.

Miami, Florida
August 19, 1997


                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                                 Balance Sheets

                                     ASSETS

                                                                       AS OF               AS OF
                                                                 SEPTEMBER 30, 1996   OCTOBER 31, 1996
                                                                 ------------------   ----------------
                                                                                        (Unaudited)
Current Assets:
  Cash                                                                $   5,393           $   3,711
  Due from shareholder                                                    4,020              30,753
                                                                      ---------           ---------
         Total Current Assets                                             9,413              34,464
                                                                      ---------           ---------

Equipment                                                                 7,179               7,179
Less accumulated depreciation                                            (3,591)             (4,907)
                                                                      ---------           ---------
                                                                          3,588               2,272
                                                                      ---------           ---------

Organization costs, net of accumulated amortization
  of $483 and $604 in 1996 and 1997, respectively                           177                  56
                                                                      ---------           ---------
Deposits and other assets                                                  --                 5,290
                                                                      ---------           ---------
Offering costs                                                             --                39,456
                                                                      ---------           ---------

                                                                      $  13,178           $  81,538
                                                                      =========           =========

                    LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current Liabilities:
  Notes payable                                                       $  87,000           $ 129,000
  Accounts payable                                                        2,392               2,546
  Accrued expenses                                                       11,500              15,625
                                                                      ---------           ---------
         Total Current Liabilities                                      100,892             147,171
                                                                      ---------           ---------

Long-Term Debt                                                           58,000             158,000
                                                                      ---------           ---------

Accrued Expenses                                                          1,788               7,114
                                                                      ---------           ---------

Shareholder's Deficiency:
  Common stock, $.0001 par value, 40,000,000 shares
    authorized, 2,335,000 and 2,775,000 shares,
    respectively, issued and outstanding                                    234                 278
  Additional paid-in capital                                               --                45,131
  Deficit accumulated during the development stage                     (147,736)           (276,156)
                                                                      ---------           ---------
         Total Shareholder's Deficiency                                (147,502)           (230,747)
                                                                      ---------           ---------

                                                                      $  13,178           $  81,538
                                                                      =========           =========

The accompanying notes are an integral part of these financial statements.


                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                            Statements of Operations

                                                                                      ELEVEN             ELEVEN
                                           YEAR ENDED          YEAR ENDED          MONTHS ENDED       MONTHS ENDED
                                           OCTOBER 31,         OCTOBER 31,         SEPTEMBER 30,      SEPTEMBER 30,
                                               1995                1996                1996                1997
                                           -----------         -----------         -----------         -----------
Net Sales                                  $    99,096         $    68,982         $    62,204         $    14,087

Cost of Sales                                   96,227              62,653              55,294               5,147
                                           -----------         -----------         -----------         -----------

Gross Profit                                     2,869               6,329               6,910               8,940

General and Administrative Expenses             40,792              46,122              40,209             137,360
                                           -----------         -----------         -----------         -----------

Net Loss                                   $   (37,923)        $   (39,793)        $   (33,299)        $  (128,420)
                                           ===========         ===========         ===========         ===========


Net Loss per Common Share                  $      (.02)        $      (.02)        $      (.01)        $      (.05)
                                           ===========         ===========         ===========         ===========


Weighted Average Shares Outstanding          2,335,000           2,335,000           2,335,000           2,493,795
                                           ===========         ===========         ===========         ===========


The accompanying notes are an integral part of these financial statements.



                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                            Statements of Cash Flows

                                                                                             ELEVEN             ELEVEN
                                                       YEAR ENDED        YEAR ENDED        MONTHS ENDED      MONTHS ENDED
                                                       OCTOBER 31,       OCTOBER 31,       SEPTEMBER 30,     SEPTEMBER 30,
                                                          1995              1996               1996             1997
                                                       -----------      ------------       -------------     ------------
                                                                                           (Unaudited)        (Unaudited)
Cash Flows from Operating Activities:
   Net loss                                            $ (37,923)        $ (39,793)        $ (33,299)        $(128,420)
   Adjustments to reconcile net loss to
    net cash:
     Depreciation and amortization                         1,568             1,568             1,546             1,437
     Issuance of note payable for services                  --                --                --              42,000
     Issuance of common stock for services                  --                --                --              45,175
   Changes in operating assets and liabilities:
     Decrease (increase) in:
       Accounts receivable                                17,569              --                --                --
       Due from shareholder                                 --              (4,020)             --             (26,733)
     Increase (decrease) in:
       Accounts payable                                   (6,290)            1,373             1,373               154
       Accrued expenses                                    3,779             6,288             5,477             9,451
       Due to affiliates                                  (2,695)             --                --                --
       Deposits and other assets                            --                --                --              (5,290)
                                                       ---------         ---------         ---------         ---------

Net Cash Used by Operating Activities                    (23,992)          (34,584)          (24,903)          (62,226)
                                                       ---------         ---------         ---------         ---------
Cash Flows from Financing Activities:
  Receipt of loans receivable from affiliates              2,250              --                --                --
  Borrowing under notes payable - other                   25,000            58,000            55,000           100,000
  (Repayment of) borrowing under
    shareholder advances, net                             (3,689)          (18,023)          (28,815)             --
   Offering costs                                           --                --                --             (39,456)
                                                       ---------         ---------         ---------         ---------

Net Cash Provided by Financing Activities                 23,561            39,977            26,185            60,544
                                                       ---------         ---------         ---------         ---------

Net Increase (Decrease) in Cash                             (431)            5,393             1,282            (1,682)

Cash Beginning of Period                                     431              --                --               5,393
                                                       ---------         ---------         ---------         ---------

Cash End of Period                                     $    --           $   5,393         $   1,282         $   3,711
                                                       =========         =========         =========         =========

Supplemental Disclosure of Non-Cash
 Investing and Financing Activities:
   Common stock issued for services                    $    --           $    --           $    --           $  45,175
   Note payable issued for services                         --                --                --              42,000


The accompanying notes are an integral part of these financial statements.


                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                Statements of Changes in Shareholders' Deficiency


                                          COMMON STOCK
                                     -------------------------
                                                                     ADDITIONAL      DURING THE
                                      SHARES                          PAID-IN        DEVELOPMENT
                                      ISSUED           AMOUNT         CAPITAL           STAGE           TOTAL
                                     ---------       ---------       ----------      -----------      ----------
Balance at October 31, 1994          2,335,000       $     234       $    --         $ (70,020)       $ (69,786)

Net Loss - 1995                           --              --              --           (37,923)         (37,923)
                                     ---------       ---------       ---------       ---------        ---------

Balance at October 31, 1995          2,335,000             234            --          (107,943)        (107,709)

Net Loss - 1996                           --              --              --           (39,793)         (39,793)
                                     ---------       ---------       ---------       ---------        ---------


Balance at October 31, 1996          2,335,000             234            --          (147,736)        (147,502)

Issuance of Common Stock               440,000              44          45,131            --             45,175

Net Loss for the Eleven Months
 Ended September 30, 1997
 (Unaudited)                              --              --              --          (128,420)        (128,420)
                                     ---------       ---------       ---------       ---------        ---------

Balance at September 30,
 1997 (Unaudited)                    2,775,000       $     278       $  45,131       $(276,156)       $(230,747)
                                     =========       =========       =========       =========        =========

The accompanying notes are an integral part of these financial statements.

                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements

             (Unaudited) With Respect to September 30, 1996 and 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         OPERATIONS - Gay Entertainment Television, Inc. (a New York corporation referred to herein as the "Company") was founded in 1992 to promote cable television programming targeted specifically to the gay community.

         CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with stable, high quality financial institutions.

         EQUIPMENT - Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets approximating five years.

         REVENUE RECOGNITION - The Company recognizes revenues over the period that advertising contracts are effective, normally less than one year.

         AMORTIZATION - Amortization of organization expense is calculated using the straight-line method over five years.

         INCOME TAXES - Income taxes are based on the taxable income for the year, as measured by current year tax rates.

         Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities, principally net operating losses, using enacted tax rates in effect in the years in which the differences are expected to reverse.

         EARNINGS PER SHARE - Earnings (losses) per share are based on the weighted average number of shares outstanding for each period presented.

         ESTIMATES - The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INTERIM FINANCIAL STATEMENTS - It is management's opinion that the interim financial information presented reflects all adjustments necessary for a fair presentation of the results of its operations for the interim periods. All adjustments are of a normal and recurring nature.

                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)


NOTE 2 - GOING CONCERN

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses of approximately $38,000 and $40,000 in 1995 and 1996, respectively. In addition, the Company has used substantial amounts of working capital in its operations, and has failed to generate sufficient net cash flow from operations. The Company has been able to sustain its operations by obtaining working capital through the issuance of notes payable. In order to expand its operations and become more profitable, management is attempting to raise additional capital by issuing shares of its stock to the public. (See Note 10)

NOTE 3 - DEVELOPMENT STAGE OPERATIONS

         The Company has had limited operations and has devoted substantially all of its efforts to administrative functions, financial planning, raising capital, and identifying and developing products and markets since its formation on November 12, 1992. Since this date, the Company has produced three television shows, some of which have been aired in approximately six markets including New York, Los Angeles, San Francisco, Southern California, Chicago, and Miami. The Company has since ceased such activities and has sought to develop and enhance its original programming concept without generating revenues. Once the Company has perfected its final product and upon raising additional capital, the Company intends to start programming in the above mentioned cities with expansion to approximately 20 additional cities.

         The Company's statement of operations, changes in shareholders' deficiency, and cash flows for the period November 12, 1992 (inception) to October 31, 1996 are as follows:

                             Statement of Operations

            November 12, 1992 (Date of Inception) to October 31, 1996

              Net Sales                                 $ 402,823

              Cost of Sales                               298,679
                                                        ----------

              Gross profit                                104,144

              General and Administrative Expenses         251,880
                                                        ----------

              Net Loss                                  $(147,736)
                                                        ==========



                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)


NOTE 3 - DEVELOPMENT STAGE OPERATIONS (CONTINUED)

                Statements of Changes in Shareholders' Deficiency


                                    COMMON STOCK
                              -------------------------                         DEFICIT
                                                                             ACCUMULATED
                                                             ADDITIONAL       DURING THE
                                SHARES                         PAID-IN        DEVELOPMENT
                                ISSUED          AMOUNT         CAPITAL           STAGE            TOTAL
                              ---------       ---------     ----------       ------------      ----------
Balance at November 12,
 1992                         2,335,000       $     234       $    --         $    --          $     234

Net Loss - 1993                    --              --              --           (19,133)         (19,133)
                              ---------       ---------       ---------       ---------        ---------

Balance at October 31,
1993                          2,335,000             234            --           (19,133)         (18,899)

Net Loss - 1994                    --              --              --           (50,887)         (50,887)
                              ---------       ---------       ---------       ---------        ---------

Balance at October 31,
1994                          2,335,000             234            --           (70,020)         (69,786)

Net Loss - 1995                    --              --              --           (37,923)         (37,923)
                              ---------       ---------       ---------       ---------        ---------

Balance at October 31,
1995                          2,335,000             234            --          (107,943)        (107,709)

Net Loss - 1996                    --              --              --           (39,793)         (39,793)
                              ---------       ---------       ---------       ---------        ---------

Balance at October 31,
1996                          2,335,000             234            --          (147,736)        (147,502)

Issuance of Common
  Stock                         440,000              44          45,131            --             45,175

Net Loss for the
  Eleven Months
  Ended September 30,
  1997 (Unaudited)                 --              --              --          (128,420)        (128,420)
                              ---------       ---------       ---------       ---------        ---------

Balance at
 September 30,
 1997 (Unaudited)             2,775,000       $     278       $  45,131       $(276,156)       $(230,747)
                              =========       =========       =========       =========        =========

                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)


NOTE 3  -  DEVELOPMENT STAGE OPERATIONS (CONTINUED)

                             Statement of Cash Flows

            November 12, 1992 (Date of Inception) to October 31, 1996


       Cash Flows from Operating Activities:
         Net loss                                              $(147,736)
         Adjustments to reconcile net loss to net cash:
           Depreciation and amortization                           4,074
         Changes in operating assets and liabilities:
           (Increase) in due from shareholder                     (4,020)
           Increase in accounts payable                            2,392
           Increase in accrued expenses                           13,288
                                                               ---------

       Net Cash Used by Operating Activities                    (132,002)
                                                               ---------

       Cash Flows from Investing Activities:
         Acquisition of Equipment                                 (7,179)
                                                               ---------

       Cash Flows from Financing Activities:
         Organization costs                                         (660)
         Issuance of common stock                                    234
         Borrowings under notes payable                          145,000
                                                               ---------

       Net Cash Provided by Financing Activities                 144,574
                                                               ---------

       Net Increase in Cash                                        5,393

       Cash Beginning of Period                                     --

       Cash End of Period                                      $   5,393
                                                               =========

                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)


NOTE 4 - NOTES PAYABLE

              Current notes payable consist of the following:

                                                    OCTOBER 31,   SEPTEMBER 30,
                                                       1996           1997
                                                    -----------   -------------
                                                                   (Unaudited)

    Demand notes payable with interest ranging
      from 9% to 10%; uncollateralized               $ 50,000       $ 50,000

    Demand notes payable with no interest;
      uncollateralized                                 37,000         79,000
                                                     --------       --------

                                                     $ 87,000       $129,000
                                                     ========       ========


    During September 1997, the Company and a holder of a $12,000 note payable entered into an agreement whereby the Company agreed to execute and deliver a non-interest bearing promissory note in the amount of $54,000 and 2,500 shares of common stock in exchange for the holder's release of the Company from the terms and obligations of the note payable. The $54,000 promissory note is due on the earlier of ten business days after the final receipt of funds from the public offering or September 1, 1999.

    Interest expense on the above notes was $4,500 for each of the years ended October 31, 1995 and 1996, and $4,125 for the eleven months ended September 30, 1996 and 1997.

NOTE 5 - LONG-TERM DEBT

   Long term debt consists of various notes payable as follows:

                                                    OCTOBER 31,  SEPTEMBER 30,
                                                        1996         1997
                                                    -----------  -------------
                                                                 (Unaudited)

   Notes payable to unrelated individual with
   maturity dates between  May and October 1998
   with interest of 9% compounded annually and
   payable in arrears; uncollateralized             $ 58,000       $ 58,000

   Note payable  (see (a) below)                        --          100,000
                                                    --------       --------

                                                    $ 58,000       $158,000
                                                    ========       ========

                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)



NOTE 5 - LONG-TERM DEBT (CONTINUED)

         (a) In July 1997, the Company signed a note for a loan in the aggregate of $200,000 to be used to finance operations until such time as the proceeds of the offering are received (see Note 10). The note is due at the earlier of the closing of the above public offering of its securities or June 30, 1999. The note bears interest at 8 1/2%, payable on the due date of the note. As consideration for the loan, the Company signed an agreement in connection with this note whereby the Company issued 176,000 shares of common stock to the lender. Upon closing of the offering, this individual will become a director of the Company.

         Interest expense on the above notes for the year ended October 31, 1996 and for the eleven months ended September 30, 1996 and 1997 was approximately $1,800, $1,364 and $4,826, respectively.

NOTE 6 - INCOME TAXES

         At October 31, 1996, the Company had net operating loss carryforwards for financial reporting and tax purposes of approximately $147,000. The net operating loss carryforwards may provide future income tax benefits expiring through the year 2016.

         The deferred tax asset consists of the following:

                                                OCTOBER 31,       SEPTEMBER 30,
                                                    1996               1997
                                                -----------       -------------
                                                                   (Unaudited)

Net operating loss carryforwards                 $(51,000)          $(57,000)
Valuation allowance                                51,000             57,000
                                                 --------           --------

Net Deferred Tax Asset                           $   --             $   --
                                                 ========           ========


         A reconciliation of income tax at the statutory rate to the Company's effective rate for the year ended October 31, 1996, is as follows:

Federal income tax at statutory rate               34.0%
State income tax, net of Federal tax benefit        5.9
Benefit of net operating loss carryforward        (39.9)
                                                   ----

Effective Income Tax Rate                            - %
                                                   ====

                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

NOTE 7 - COMMON STOCK

         In January 1997, the Company issued an aggregate of 71,500 shares of common stock to several volunteers who performed services on behalf of the Company on a pro-bono basis. Each of these persons were provided with or otherwise had access to information concerning the Company. Of these shares, 25,000 were issued to an individual, who will become a Director of the Company upon the closing of this offering and to whom the Company owes the principal amount of $12,500, plus accrued interest.

         In May 1997, the Company issued an aggregate of 185,000 shares to a Director of the Company in connection with an agreement to perform certain consulting and financial services on behalf of the Company, including assisting in the preparation and implementation of the Company's business plan and strategy.

         In July 1997, the Company issued an aggregate of 5,000 shares to the Company's legal council as compensation for services rendered.

NOTE 8 - INCENTIVE AND NON-QUALIFIED STOCK OPTION PLANS

         On July 31, 1997, the Company's Directors, and a majority of the Company's shareholders adopted the Company's Stock Option Plan (the "Stock Option Plan") and Directors Option Plan (the "Directors Plan").

         Under the Stock Option Plan and the Directors Plan, 500,000 shares of Common Stock and 400,000 shares of Common Stock, respectively, are reserved for issuance upon exercise of options. The Plans are designed to serve as an incentive for retaining qualified and competent employees and directors. No options have been issued under the Plans.

         As of the balance sheet date, options to purchase 175,000 shares have been reserved under the Stock Option Plan and options to purchase 200,000 shares have been reserved under the Directors Plan.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

         The New York State Department of Labor has issued a determination letter against the Company for alleged unpaid and past due additional unemployment insurance contributions because certain individuals were deemed employees and not independent contractors. The Company has appealed the decision and intends to contest the case vigorously. The amounts relating to the assessment, approximating $3,300 plus 12% interest from the original due date of the alleged additional unemployment insurance contributions, have not been recorded, as the outcome of this particular matter has not yet been determined.

                       GAY ENTERTAINMENT TELEVISION, INC.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)


NOTE 9 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

         The Company occupies space in a rent stabilized building at $1,455 per month in New York City. This space is the location of the Company's principle offices and it is also the residence of the Company's Chief Executive Officer. The president reimburses the Company for one-half of the total monthly rent payments for the portion of the rental space occupied for personal use. Total rent expense allocated to the Company for the years ended October 31, 1995 and 1996 was $7,585 and $8,743, respectively. Rent expense for the eleven months ended September 30, 1996 and 1997 was $8,016 and $5,093, respectively.

NOTE 10 - INITIAL PUBLIC OFFERING

         During September 1997, the Company entered into a financial advisory and investment banking agreement to offer its stock through an offering to the public whereby 2,350,000 units will be offered at a price of $4.25 per unit. Each unit shall consist of one (1) share (Shares) of common stock (Common Stock) with a par value of $.0001, and one (1) redeemable warrant (Warrant). The exercise of one (1) Warrant entitles the holder to purchase one-half Share of Common Stock at $5.25 per Share commencing as of the closing date of the public offering and continuing for a period of three years from the date thereof. No fractional Shares will be issued. The units will be offered on a "best efforts-all or none" basis for 1,882,350 units and on a "best efforts" basis for the remaining 467,650 units, for a total of 2,350,000 units.

NOTE 11 - OTHER MATTERS

         When the Company was organized in November 1992, it elected to have its fiscal year commence as of November 1. Management now believes that as a public company, a September 30th year end is more appropriate. As a result, effective with the period ended September 30, 1997 the Company has elected to change its fiscal year end from October 31 to September 30.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, IN ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                              --------------------

                   TABLE OF CONTENTS


                                                 PAGE
                                                 ----
Prospectus Summary..........................       3
Risk Factors................................       5
Use of Proceeds ............................      15
Dilution....................................      17
Capitalization..............................      18
Dividend Policy.............................      19
Selected Financial Data.....................      19
Management's Discussion and
  Analysis of Financial Condition
  Results of  Operations....................      20
Business....................................      23
Management..................................      40
Certain Relationships and Related Transactions    52
Principal Shareholders......................      54
Description of Securities...................      55
Restricted Shares Eligible for  Future Sale       60
Underwriting................................      61
Legal Matters...............................      65
Experts ....................................      65
Additional Information......................      66
Index to Financial
  Statements................................     F-1

                              --------------------

         UNTIL _________, 199__ (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                       MINIMUM OFFERING: 1,882,350 UNITS

                       MAXIMUM OFFERING: 2,350,000 UNITS


                                 --------------



                                GAY ENTERTAINMENT
                                TELEVISION, INC.



                             -----------------------

                                   PROSPECTUS

                             -----------------------


                              THE AGEAN GROUP, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "NYBCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

         Section 722 of the NYBCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a "derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the NYBCL provides that Article 7 of the NYBCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

         The Company's Amended and Restated Certificate of Incorporation requires the Company to indemnify its officers and directors to the fullest extent permitted under the NYBCL. Furthermore, Article XII of the Company's Amended and Restated By-laws provides that the Company, to the full extent permitted and in the manner required by the laws of the State of New York, may indemnify any officer or director (and the heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of the Company to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that such director or officer, or such director's or officer's testator or intestate, was a director or officer of the Company or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity.

         Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the NYBCL, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL. The Company's Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its shareholders for any breach of duty in such capacity except for liability in the event a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained, in fact, a financial profit or other advantage to which he or she was not legally entitled or that such director's acts violated Section 719, or its successor, of the NYBCL.

         Any amendment to or repeal of the Company's Certificate of Incorporation or by-laws shall not adversely affect any right or protection of a director or officer of the Company for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         The Company maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Company against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Company against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the Offering described in this Registration Statement. All amounts are estimated except the Registration Fee, NASD Fee and the underwriters' non-accountable expense allowance.


  Securities and Exchange Commission/Registration fee and other documents*...........................    $5,630.22
  NASD filing fee*...................................................................................     2,309.50



  NASDAQ filing fee*.................................................................................     9,700.00
  Printing and engraving expenses*...................................................................    20,000.00
  Accounting fees and expenses*......................................................................    50,000.00
  Legal fees and expenses*...........................................................................   150,000.00
  Blue Sky fees and expenses*........................................................................    20,000.00
  Underwriter's non-accountable expense allowance....................................................   239,999.62
  Transfer Agent fees and expenses* .................................................................    10,000.00
  Miscellaneous* ....................................................................................    12,416.36
                                                                                                        ==========
  Total .............................................................................................  $520,055.70
                                                                                                        ==========


  *Estimated

   All of the above expenses of this Offering will be paid by the Company.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

THE NUMBERS AND AMOUNTS DESCRIBED BELOW GIVE EFFECT TO A 13,875:1 FORWARD STOCK SPLIT EFFECTIVE IN SEPTEMBER 1997.


         In January 1997, the Company issued an aggregate of 71,500 shares of Common Stock to several volunteers who performed services on behalf of the Company on a pro-bono basis. Each of these persons were provided with or otherwise had access to information concerning the Company. Of the eight individuals to whom an aggregate of 71,500 shares were issued, six individuals were non-accredited investors (representing an aggregate of 21,500 shares issued) and two individuals were accredited investors (representing an aggregate of 50,000 shares issued). Each of these individuals were provided with or had access to information, including financial, concerning the Company. Of the 74,000 shares issued, 25,000 shares were issued to Alan Cohen, an accredited investor, who will become a Director of the Company upon the Initial Closing of this Offering and to whom the Company owes the principal amount of $12,500, plus accrued interest at 8% per year. See "Management" and "Certain Relationships and Related Transactions." Accordingly, all of the 74,000 shares of Common Stock were issued pursuant to Section 4(2) of the Securities Act.


         In May 1997, the Company issued an aggregate of 185,000 Shares to David Mayer, a Director of the Company, in connection with an agreement to perform certain consulting and financial services on behalf of the Company, including assisting in the preparation and implementation of the Company's business plan and strategy. Mr. Mayer, who is an accredited investor, was provided with or had access to information, including financial, concerning the Company. See "Certain Relationships and Related Transactions." Accordingly, the securities were exempt from registration pursuant to Section 4(2) of the Securities Act.


         In July 1997, the Company issued an aggregate of 176,000 Shares to Richard Moorehead, a Director of the Company, in connection with a loan made to the Company by Mr. Moorehead in the principal amount of $200,000 to the Company. Mr. Moorehead is an accredited investor who was provided with or had access to information, including financial, concerning the Company. Accordingly, the securities were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In July 1997, the Company issued an aggregate of 5,000 Shares to the law firm of Esanu Katsky Korins & Siger, LLP in consideration for legal services in the amount of $1,000. The law firm, an accredited investor, was provided with or had access to information, including financial, about the Company. Accordingly, the securities were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In September 1997, the Company and a holder of a $12,000 note payable entered into an agreement whereby the Company agreed to execute and deliver a non-interest bearing promissory note in the amount of $54,000 and 2,5000 shares of Common Stock in exchange for the holder's release of the Company from the terms and obligations of the note payable. The $54,000 promissory note is due on the earlier of ten business days after the final receipt of funds from the public offering or September 1, 1999. The individual is a non-accredited investor who was provided with or otherwise had access to information, including financial, concerning the Company. Accordingly the 2,500 shares of Common Stock were issued pursuant to Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS.

EXHIBIT NO.                DESCRIPTION OF EXHIBIT
-----------                ----------------------

1.1               Form of Underwriting Agreement(2)
1.2               Form of Agreement Among Underwriters(3)
1.3               Form of Selling Group Agreement(3)
1.3(a)            Selected Dealers Agreement(3)
3.1(a)            Certificate of Incorporation dated November 12, 1992(1)
3.1(b)            Amendment to the Certificate of Incorporation dated
                  November 2, 1993(1)
3.1(c)            Amendment to the Certificate of Incorporation dated
                  September 24, 1997(1)
3.2               Company's Amended and Restated Bylaws(2)
4.1               Form of Warrant Agent Agreement(2)
4.2               Form of Warrant Certificate(2)
4.3               Form of Representative's Warrant(2)
5.1               Opinion of Atlas, Pearlman, Trop & Borkson, P.A.(2)
10.1              Stock Option Plan(1)
10.2              Directors Stock Option Plan(1)
10.3              Form of Employment Agreement between the Company and
                  Marvin A. Schwam(2)
10.4              Consulting Agreement between the Company and David Mayer(1)
10.5              Promissory Note and related documents in connection with
                  $200,000 loan between the Company and Richard Moorehead(1)
10.6              Form of Financial Advisory and Consulting Agreement(2)
10.7              Form of Escrow Agreement(2)

21                Subsidiaries of Registrant(1)
23.1              Consent of Atlas, Pearlman, Trop & Borkson, P.A. ( included in its opinion filed as Exhibit 5.1)(2)
23.2              Consent of Spear, Safer, Harmon & Co., P.A. (2)
27                Financial Data Schedule(2)

--------------------
(1)      Previously filed
(2)      Filed herewith
(3)      To be filed by amendment


ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes that:

         (a) it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by section 10(a)(3) of the Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution;

                  (iv) for determining liability under the Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                  (v) it will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.


                  (vi) it will provide to the Representatives at each closing of this Offering certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.


         (b) Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that:

                  (i) For determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing the Registration Statement on Form SB-2 and authorizes this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of Manhattan, State of New York, on this 3rd day of December, 1997.

                                              GAY ENTERTAINMENT TELEVISION, INC.

                                              By:  /S/ MARVIN A. SCHWAM
                                                 ------------------------------
                                                 Marvin A. Schwam, Chief
                                                 Executive Officer

         In accordance with the requirements of the Securities Act of 1933, Registration Statement was signed by the following persons in the capacities and on the dates stated.


     SIGNATURES                            TITLE                            DATE
     ----------                            -----                            ----

/S/ MARVIN A. SCHWAM                 Chief Executive                   December 3, 1997
-----------------------              Officer and Director
Marvin A. Schwam                     (Principal Executive Officer)


/S/WILLIAM G. BARKER                 Chief Financial                   December 3, 1997
------------------------             Officer
William G. Barker


/S/ IRA LAUFER                       Director                          December 3, 1997
------------------------
Ira Laufer


/S/ DAVID MAYER                      Director                          December 3, 1997
------------------------
David Mayer


/S/ RICHARD MOOREHEAD                Director                          December 3, 1997
------------------------
Richard Moorehead


/S/ SEYMOUR WISHMAN                  Director                          December 3, 1997
------------------------
Seymour Wishman



                                 EXHIBIT INDEX


EXHIBIT                          DESCRIPTION
-------                          -----------


1.1               Form of Underwriting Agreement
3.2               Company's Amended and Restated Bylaws
4.1               Form of Warrant Agent Agreement
4.2               Form of Warrant Certificate
4.3               Form of Representative's Warrant
5.1               Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
10.3              Form of Employment Agreement between the Company and
                  Marvin A. Schwam
10.6              Form of Financial Advisory and Consulting Agreement
10.7              Form of Escrow Agreement(2)
23.1              Consent of Atlas, Pearlman, Trop & Borkson, P.A. (included in its opinion filed as Exhibit 5.1)
23.2              Consent of Spear, Safer, Harmon & Co., P.A.
27                Financial Data Schedule